UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

BED BATH & BEYOND, INC.
(Name of Registrant as Specified in its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED JULY 29, 2026

Bed Bath & Beyond, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(801) 947-3100

Notice of Special Meeting of Stockholders
To Be Held at [●] [a/p].m., Mountain Time, on [●], 2026

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Bed Bath & Beyond, Inc. (“Bed Bath & Beyond,” “BBBY,” the “Company,” “we,” “us” or “our”), to be held virtually on [●], 2026 at [●] [a/p].m., Mountain Time. In order to provide expanded access and enable more of our stockholders to attend and participate, the Special Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions, and vote online. The Special Meeting can be accessed by visiting https://[●] and entering your control number (which can be found on your proxy card or voting instruction form).

On July 8, 2026 (the “Closing Date”), the Company completed the acquisition of The Container Store Holdings, LLC (“TCS Holdings”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 2, 2026, among the Company, TCS Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), and TCS Holdings.  Pursuant to the Merger Agreement, on the Closing Date, Merger Sub merged with and into TCS Holdings, with TCS Holdings surviving such merger as a wholly-owned subsidiary of the Company (the “TCS Merger”).  TCS Holdings is the holding company of The Container Store Group, Inc. (“TCS”) which, through its subsidiaries, operates a retail business focused on storage and organization solutions and related in-home services.

At the effective time of the TCS Merger, the Company issued an aggregate of 13,714,287 shares (the “Merger Share Consideration”) of its common stock, par value $0.0001 per share (“Common Stock”) and $112,553,000 aggregate principal amount of its 5.00% Senior Convertible Notes due 2033 (the “Convertible Notes”) to holders of outstanding TCS indebtedness as aggregate consideration in connection with the Merger Agreement (the “Noteholders”). All outstanding TCS Holdings equity securities were cancelled and extinguished for no purchase consideration. Immediately after the closing of the TCS Merger, the Company repurchased 286,663 shares of Common Stock (which are held as treasury shares) and cancelled $1.3 million aggregate principal amount of Convertible Notes in connection with the repayment of certain TCS loans

The Convertible Notes were issued under an indenture (the “Indenture”), dated as of July 8, 2026, among the Company, the subsidiary guarantors signatory thereto (the “Guarantors”) and Computershare Trust Company, National Association, as trustee (the “Trustee”). The Convertible Notes are senior, unsecured obligations of the Company and accrue interest payable semiannually in arrears at a rate of 5.00% per year on April 1 and October 1 of each year, beginning April 1, 2027. The Convertible Notes mature on July 8, 2033, unless earlier converted or repurchased. The Convertible Notes are guaranteed by certain subsidiaries of the Company. The Convertible Notes are initially convertible into 109.8901 shares of our Common Stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $9.10 per share of Common Stock) (the “Conversion Rate”).

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BBBY.” Pursuant to the terms of the Indenture and to comply with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, which requires that we obtain stockholder approval because we may issue 20% or more of the Company’s outstanding Common Stock in connection with the conversion of the Convertible Notes, we are required to obtain stockholder approval of such issuance. We are holding the Special Meeting for the following purposes, as more fully described in the accompanying proxy statement:

•
Proposal No. 1 – The Stock Issuance Proposal – To approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Common Stock upon conversion of the Company’s 5.00% Senior Convertible Notes due 2033 (the “Stock Issuance Proposal”); and

•
Proposal No. 2 – The Adjournment Proposal – To approve the adjournment of the Special Meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal (the ”Adjournment Proposal”).

All stockholders of record as of [●], 2026, the record date for the Special Meeting (the “Record Date”), are entitled to vote at the Special Meeting.

We are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Transactions (as defined herein) and other related business to be considered by our stockholders at the Special Meeting is included in this proxy statement. Whether or not you plan to attend the Special Meeting, we urge all stockholders to read this proxy statement, including the financial statements of TCS and the pro forma financial information incorporated by reference herein, carefully and in its entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” in the accompanying proxy statement. The accompanying proxy statement is incorporated by reference in this notice.

The Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal and “FOR” the Adjournment Proposal.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement, and no proposal is conditioned on the approval of the Adjournment Proposal.

If you have any questions concerning any of the proposals, the Special Meeting, or the proxy statement, or would like additional copies of the proxy statement or need help voting your shares, please contact Okapi Partners LLC, our proxy solicitor, at 1212 Avenue of the Americas, 17th Floor, New York, NY 10036; Banks and Brokerage Firms, Please Call: (212) 297-0720; Shareholders and All Others Call Toll-Free: (844) 203-3605; Email: info@okapipartners.com

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

Your vote is very important. Whether or not you expect to attend the Special Meeting, please vote as soon as possible to ensure that your shares are represented at the Special Meeting.

By order of the Board of Directors,

Marcus Lemonis
Chief Executive Officer & Executive Chairman of the Board of Directors

This Notice of Special Meeting of Stockholders and the accompanying proxy statement are dated [●], 2026 and are first being mailed to BBBY’s stockholders on or about [●], 2026.

This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement for a description of the substantial risks and uncertainties related to any forward-looking statements that are included in this proxy statement.

Unless otherwise noted, all references in this proxy statement to “we,” “our,” “us,” “BBBY” or the “Company” refer to Bed Bath & Beyond, Inc. and its subsidiaries.

FREQUENTLY USED TERMS

Throughout this proxy statement, except as otherwise indicated:

“BBBY” , “we,” “us,” “our,” or the “Company” means Bed Bath & Beyond, Inc.

“Board” or “Board of Directors” means the board of directors of BBBY.

“Bylaws” means the Sixth Amended and Restated Bylaws of BBBY, effective as of February 18, 2026.

“Closing Date” means July 8, 2026.

“Computershare” means Computershare Trust Company, N.A., the transfer agent for BBBY’s Common Stock and trustee under the Indenture governing the Convertible Notes.

“Convertible Notes” means the $112,553,000 aggregate principal amount of the Company’s 5.00% senior convertible notes due 2033, issued on July 8, 2026, pursuant to the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Indenture” means the Indenture, dated as of July 8, 2026, by and among the Company, the guarantors party thereto and Computershare, as Trustee

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 2, 2026, by and among the Company, Merger Sub and TCS.

“Merger Share Consideration” means the 13,714,287 shares issued upon consummation of the TCS Merger, 142,857 shares of which were issued in satisfaction of certain obligations under a consulting agreement between Spruce Advisory Group, LLC and The Container Store, Inc.

“Merger Sub” means TCS Merger Sub, LLC, a wholly owned subsidiary of the Company that merged with and into TCS Holdings upon consummation of the TCS Merger.

“Noteholders” means the holders of the Convertible Notes and former holders of outstanding TCS indebtedness prior to the closing of the TCS Merger.

“NYSE” means the New York Stock Exchange.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“TCS” means The Container Store Group, Inc., a direct wholly-owned subsidiary of TCS Holdings.  TCS, through its subsidiaries, operates The Container Store® retail stores, website, and call center (including business sales) and in-home services business, as well as C Studio Manufacturing, Inc. and Elfa International AB, which designs and manufactures Elfa® branded products including component-based shelving and drawer systems and made-to-measure sliding doors.

“TCS Holdings” means, The Container Store Holdings, LLC, the direct holding company of TCS, which became a wholly owned subsidiary of the Company upon consummation of the TCS Merger on July 8, 2026.

“TCS Merger” means the merger consummated on July 8, 2026, pursuant to the terms of the Merger Agreement, and according to which Merger Sub merged with and into TCS Holdings, with TCS Holdings surviving such merger as a wholly-owned subsidiary of the Company.

“Transactions” means the TCS Merger, the issuance of the Convertible Notes to the Noteholders and the other transactions contemplated by the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting and the matters that are the subject of the Special Meeting. These questions and answers do not address all questions that may be important to you as a BBBY stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Why am I receiving this proxy statement?

We are holding the Special Meeting so that our stockholders may consider and vote upon the Stock Issuance Proposal and the Adjournment Proposal as detailed further below. This proxy statement summarizes the information you need to know to vote at the Special Meeting. All stockholders who find it convenient to do so are cordially invited to virtually attend the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card or voting instruction form provided by your bank or broker, or follow the instructions specified in your proxy card or voting instruction form to vote by telephone or via the internet.

We intend to begin delivering this proxy statement, the attached notice of our Special Meeting and the enclosed proxy card on or about [●], 2026 to all stockholders who own Common Stock as of the Record Date (as defined below) and are thus entitled to vote at the Special Meeting.

What is the purpose of the Special Meeting?

At the Special Meeting, stockholders will act up on the matters outlined in the meeting notice provided with this proxy statement, including:

•
Proposal No. 1 – The Stock Issuance Proposal – To approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Common Stock upon conversion of the Company’s 5.00% Senior Convertible Notes due 2033 (the “Stock Issuance Proposal”); and

•
Proposal No. 2 – The Adjournment Proposal – To approve the adjournment of the Special Meeting, to a later date or dates if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal (the “Adjournment Proposal”).

Who can vote at the Special Meeting?

Only stockholders of record who owned shares of our Common Stock at the close of business on [●], 2026 (the “Record Date”) may virtually attend and vote at the Special Meeting. Holders of our Common Stock are entitled to cast one vote for each share of Common Stock held by them on the Record Date. At the Record Date, a total of [●] shares of Common Stock were outstanding and entitled to vote at the Special Meeting.

What are the recommendations of the Board?

Bed Bath & Beyond’s Board unanimously recommends votes:

1)	“FOR” the Stock Issuance Proposal (See Proposal No. 1); and

2)	“FOR” the Adjournment Proposal (See Proposal No. 2)

The Board unanimously recommends that our stockholders vote “FOR” each of the Stock Issuance Proposal and the Adjournment Proposal. In making its determination, the Board considered a number of factors, which are described in greater detail in the section entitled “Proposal 1 – The Stock Issuance Proposal—Background and Reasons for the Transactions.”

What is a quorum?

The presence virtually or by proxy of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will be necessary to constitute a quorum for the Special Meeting.

We will count shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) as present and entitled to vote for purposes of determining the presence of a quorum. The inspector of election will tabulate the proxies and votes cast prior to the meeting and at the meeting to determine whether a quorum is present.

How do I vote?

You may submit your proxy to have your shares voted via the internet, by telephone, virtually at the Special Meeting, or by submitting the proxy card that accompanied your printed proxy materials by mail. In addition, you can virtually attend the meeting and vote by following the instructions available on the virtual meeting website. The designated proxies will vote according to your instructions; however, if you are a registered stockholder and you return an executed proxy card without specific instructions on how to vote, the proxies will vote:

1)	“FOR” the Stock Issuance Proposal (See Proposal No. 1); and

2)	“FOR” the Adjournment Proposal (See Proposal No. 2)

If you beneficially own your shares or are a “street name” stockholder and you do not return instructions on how to vote to your broker, the proxies will not vote your shares on Proposal 1. The voting of shares held by “street name” stockholders is further discussed below. Additionally, in order to vote at the meeting, you will need to obtain a signed legal proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares. If you have the broker’s proxy, you may vote by ballot virtually at the meeting.

If you hold shares of our Common Stock in a retirement or savings plan or other similar plan, you may submit your vote via the internet or by telephone or by means of the direction on the proxy card. The trustee or administrator of the plan will vote according to your directions and the rules of the plan.

How can I attend the meeting with the ability to ask a question and/or vote?

The Special Meeting will be a completely virtual meeting of stockholders, which we will conduct exclusively by webcast. You are entitled to participate in the Special Meeting only if (i) your shares of the Company’s Common Stock are registered directly in your name with our transfer agent, Computershare, as of the close of business on the Record Date (i.e., a “Registered Holder”), or (ii) if you are a beneficial holder and hold your shares through an intermediary, such as a bank or broker (i.e., a “Beneficial Holder”) and hold a valid legal proxy for the Special Meeting.

We are not holding a physical meeting. We will begin the online meeting promptly at [●] [a/p].m. Mountain Time. We encourage you to access the meeting prior to the start time leaving ample time for the check-in. Please follow the registration instructions as outlined below.

As a Registered Holder, you will be able to attend the Special Meeting online, ask a question, and vote by visiting https://[●] and following the instructions on your notice, proxy card, or on the instructions that accompanied your proxy materials.

If you are a Beneficial Holder and want to attend the Special Meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so) you have two options:

(1)	Registration in Advance of the Special Meeting

Submit proof of your proxy power (“Legal Proxy”) from your broker, bank, or other nominee reflecting your Bed Bath & Beyond holdings along with your name and email address to Computershare.

You must label requests for registration as “Legal Proxy” and we must receive them no later than [●]:00 [a/p].m. Mountain Time on [●], 2026. You will receive a confirmation of your registration by email after we receive your registration materials.

You should direct requests for registration to us at the following:

By email: Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to legalproxy@computershare.com.

By mail:	Computershare
Bed Bath & Beyond Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

(2)	Register at the Special Meeting

Beneficial Holders can also register online at the Special Meeting to attend, ask questions, and vote. We expect that the vast majority of Beneficial Holders will be able to fully participate using the control number received with their voting instruction form. Please note, however, that we provide this option as a convenience to Beneficial Holders only, and we make no guarantee this option will be available via every type of control number that Beneficial Holders have. The inability to provide this option to any or all Beneficial Holders shall in no way impact the validity of the Special  Meeting. Beneficial Holders may choose the Register in Advance of the Special Meeting option above, if they prefer to use the traditional, paper-based option for registering for the Special Meeting.

Please go to https://[●] for more information on the available options and registration instructions.

Do I need to register to attend the meeting virtually?

Registration in advance is only required if you are a Beneficial Holder, as set forth above.

How can I vote online at the meeting?

If you are a Registered Holder, follow the instructions on the notice, email, or proxy card that you received to access the meeting.

If you are a Beneficial Holder, please see the registration options set forth in numbers (1) and (2) above.

Online voting will be available during the meeting. To ensure that your vote is recorded promptly, please submit a proxy as soon as possible, even if you plan to virtually attend the meeting.

Why are you holding a virtual meeting instead of a physical meeting?

We are pleased to embrace technology which allows for expanded access and improved communication for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with internet access.

What if I have trouble accessing the Special Meeting virtually?

The virtual meeting platform is supported across browsers other than Internet Explorer, and devices running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong and reliable internet connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it, or you may call (888) 724-2416.

Can I submit a proxy via the internet or by telephone?

You may submit your proxy to have your shares voted at the Special Meeting via the internet or by telephone by following the instructions contained on the proxy card that accompanied your printed proxy materials.

If you are a Registered Holder, the deadline for submitting your proxy by telephone or via the internet is 11:59 p.m. Eastern Time on [●], 2026. If you are a participant in the Company 401(k) plan, the deadline for submitting your voting directions by telephone or via the internet is 11:59 p.m. Eastern Time on [●], 2026.

Can I change my vote or revoke my proxy?

Registered Stockholders:

Prior to the Special Meeting and subject to the deadlines set forth in the paragraph above, you may change your vote at any time before such deadline by re-submitting your proxy via the internet or by telephone or by virtually attending the Special Meeting and voting at the Special Meeting by filling out an online ballot.

If you have delivered a proxy, you may revoke your proxy at any time before the proxies vote your shares by filing with our Corporate Secretary a written notice of revocation at our Company headquarters at the address shown on the first page of this proxy statement. The revocation must be received prior to the time the proxies vote your shares.

During the Special Meeting, you may revoke your proxy by voting via online ballot. You must be logged in as a “Stockholder” and not as a “Guest” to vote at the meeting, and your virtual attendance at the meeting alone will not by itself revoke your proxy.

Beneficial Stockholders:

If your shares are held in “street name” or you are a participant in the Company 401(k) plan, please contact your broker, nominee, trustee, or administrator to determine whether and how you will be able to revoke or change your vote.

What is the voting requirement to approve each of the proposals?

Assuming a quorum is present, the matters to come before the Special Meeting that are listed in the Notice of Special Meeting of Stockholders require the votes described below to be approved.   For each of Proposal No. 1 and Proposal No. 2, you may vote “for,” “against” or “abstain” on the proposal.  The effect of abstentions and broker non-votes is summarized below.

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
Stock Issuance Proposal	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions) on the matter is required to approve this proposal.	Abstentions will have no effect on the determination of whether this proposal has received the vote of a majority of the votes cast.	Broker non-votes will have no effect on the determination of whether this proposal has received the vote of a majority of the votes cast.

Adjournment Proposal	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions) on the matter is required to approve this proposal.	Abstentions will have no effect on the determination of whether this proposal has received the vote of a majority of the votes cast.
We do not expect any broker non-votes on this proposal, as we believe this proposal is considered a routine matter. However, we understand that certain brokers have elected not to vote even on routine matters. If a broker or other nominee has made this decision and they do not receive voting instructions, a broker non-vote will have no effect on the determination of whether this proposal has received the vote of a majority of the votes cast.

What are broker non-votes?

Stockholders who hold their shares through a broker or other nominee (in “street name”) must provide specific instructions to their brokers or other nominee as to how to vote their shares, in the manner prescribed by their broker or other nominee. In the absence of instructions, and in accordance with applicable stock exchange rules, brokers and nominees typically have the discretion to vote such shares on routine matters, for example the ratification of the appointment of auditors, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker non-vote” occurs.

However, we understand that certain brokers have elected not to vote even on routine matters, such as the Adjournment Proposal, without your voting instructions. If your broker or other nominee has made this decision, and you do not provide voting instructions, your vote will not be cast for the Adjournment Proposal. Accordingly, we urge you to direct your broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares electronically at the Special Meeting.

Which proposals are considered “routine” or “non-routine”?

Proposal No. 2 (the Adjournment Proposal) is considered a routine matter. A broker or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with Proposal No. 2. Proposal No. 1 (the “Share Issuance Proposal) is considered non-routine and, therefore, brokers cannot vote shares with respect to Proposal No. 1 with respect to shares that the broker does not receive instructions.

How many shares of Common Stock are outstanding and entitled to vote at the Special Meeting?

At the Record Date, a total of [●] shares of Common Stock were outstanding and entitled to vote at the Special Meeting.

How many votes are required to approve other matters that may come before the stockholders at the Special Meeting?

If a quorum is present, any matter other than the election of directors, at a duly called or convened meeting at which a quorum is present, the affirmative vote of the holders of a majority of the votes cast (excluding abstentions) on such matter shall be the act of the stockholders, unless the vote of a greater number is required by law, by our Certificate of Incorporation or by our bylaws (as currently in effect, the “Bylaws”).

Is my vote kept confidential?

We keep confidential and do not disclose proxies, ballots and voting tabulations identifying stockholders except as may be necessary to meet legal requirements.

Where do I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will also file a Form 8-K with the SEC reporting the results within four business days after the date of the meeting. You can get a copy of that Form 8-K by e-mailing ir@beyond.com or through the EDGAR system at https://www.sec.gov. You can also get a copy from our website at https://investors.beyond.com/financials/sec-filings.

Who pays for the proxy solicitation process?

We make the solicitation on behalf of the Company and the Board. We will pay the costs of soliciting proxies, including the cost of preparing, posting, and mailing proxy materials. In addition to soliciting stockholders by mail, we will request brokers, banks, and other nominees to solicit their customers who hold shares of our Common Stock in street name. We may reimburse such brokers, banks, and nominees for their reasonable out-of-pocket expenses. We may also use the services of our officers, directors, and employees to solicit proxies, personally or by telephone, mail, facsimile, or email, without additional compensation other than reimbursement for reasonable out-of-pocket expenses. We intend to use the services of Okapi Partners LLC in connection with the meeting, including to assist in the distribution of proxy materials and the solicitation of proxies from individual stockholders as well as brokerage firms, fiduciaries, custodians, institutional investors, and other similar organizations representing beneficial owners of shares for the meeting. We anticipate that the costs of such services will be approximately $30,000 plus reimbursement for reasonable out-of-pocket expenses.

How can I get an additional copy of the proxy materials?

If you would like an additional copy of this proxy statement, this document is available in digital form for download or review at https://investors.beyond.com/financials/annual-reports. Alternatively, we will promptly send a copy to you at no charge upon request by mail to Bed Bath & Beyond, Inc., Attention: Investor Relations, 433 Ascension Way, 3rd Floor, Murray, Utah 84123, or by e-mailing ir@beyond.com.

Who can help answer my questions?

If you have questions about voting or the proposals described in this proxy statement, please feel free to contact Okapi Partners LLC, our proxy solicitor at:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (844) 203-3605
Email: info@okapipartners.com

Why is the Company proposing the Stock Issuance Proposal?

We are proposing the Stock Issuance Proposal in order to comply with applicable provisions of Section 312.03 of the NYSE Listed Company Manual, which requires stockholder approval prior to the issuance of securities, or of securities convertible into common stock, if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the common stock or voting power outstanding before such issuance. For more information, please see the section entitled “Proposal 1 - The Stock Issuance Proposal.”

What are the consequences if the Stock Issuance Proposal is approved by BBBY stockholders?

If the Stock Issuance Proposal is approved by BBBY stockholders, the Noteholders would be able to convert the Convertible Notes into shares of BBBY Common Stock at their or the Company’s election, and the existing BBBY stockholders (other than the Noteholders) could be substantially diluted, in addition to the dilution experienced as a result of the issuance of the Merger Share Consideration. Based on the number of shares of outstanding BBBY Common Stock as of July 24, 2026 (95,330,379), and assuming the full conversion of all Convertible Notes at the maximum conversion rate under the Indenture (resulting in the issuance of 25,458,575 shares of Common Stock upon such conversion), the Noteholders would have owned (when taking into account the Merger Share Consideration previously issued upon closing of the TCS Merger) approximately 32.2% of our outstanding Common Stock. By contrast, the existing BBBY stockholders (other than the Noteholders), who owned approximately 85.9% of our outstanding Common Stock as of July 24, 2026, would be substantially diluted from an ownership standpoint and would have owned approximately 67.8% of our outstanding Common Stock following such full conversion of the Convertible Notes at the maximum conversion rate under the Indenture. As a result, if the Stock Issuance Proposal is approved, the principal effect upon the rights of existing BBBY stockholders (other than the Noteholders) from the issuance of our Common Stock upon conversion of the Convertible Notes will be a dilution in their current percentage ownership in the Company.

What are the consequences of the Stock Issuance Proposal is not approved by BBBY stockholders?

Under the Indenture, we are required to continue to seek approval and call additional stockholder meetings until approval of the Stock Issuance Proposal has been obtained   If the Stock Issuance Proposal is not approved by BBBY stockholders at the Special Meeting, the interest payable on the Convertible Notes will increase to 10% per year until such stockholder approval is obtained, and if the Company has not obtained such stockholder approval on or before the earlier of (i) the next BBBY stockholder meeting date or (ii) December 8, 2026, the interest payable on the Convertible Notes will increase to 12% per year until such stockholder approval is obtained.  In addition, all conversions of Convertible Notes would need to be settled in cash, at a cash price equal to an amount derived from the volume weighted average price (VWAP) of shares of our Common Stock preceding the applicable conversion date.  If the approval of the Stock Issuance Proposal is not obtained in a timely manner, or for a prolonged period of time, we may not have sufficient cash on hand to settle such conversions or service the higher interest payments.  If we are unable to settle such conversions or to pay interest in cash when due, we risk being in default under the Indenture and the Convertible Notes being accelerated.  Even if we are able to settle such conversions in cash or pay interest in cash when due, our liquidity, financial condition, cash flows and results of operations would be materially and adversely affected.

Will the Convertible Notes received at the time of completion of the Merger be traded on an exchange?

The Convertible Notes are not, and will not be, registered by the Company. However, the Common Stock issuable upon the conversion of the Convertible Notes will be listed on the NYSE, subject to approval by the stockholders of the Stock Issuance Proposal.

Why is the Company proposing the Adjournment Proposal?

We are proposing the Adjournment Proposal to allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal. For more information, please see the section entitled “Proposal 2 - The Adjournment Proposal.”

Are there any risks that I should consider as a stockholder in deciding how to vote?

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 11. You also should read and carefully consider the risk factors of the Company contained in the documents that are incorporated by reference in this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the information incorporated herein by reference, and our other public documents and statements our officers and representatives may make from time to time, contain forward-looking statements within the meaning of the federal securities laws. These statements are intended to be covered by the safe harbor provisions of these laws. You can find many of these statements by looking for words such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other similar terms or expressions or the negative of these terms or expressions, although not all forward-looking statements contain these identifying terms or expressions

These forward-looking statements involve known and unknown risks and uncertainties and relate to future events or our future financial or operating performance. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and business, and on management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to assumptions, risks, uncertainties, and other important factors that are difficult to predict, and that actual results and outcomes may be materially different from the results, performance, achievements, or outcomes expressed or implied by any of our forward-looking statements for a variety of reasons, including among others:

•	We depend on third-party companies to perform functions critical to our business, and any failure or increased cost on their part could have a material adverse effect on our business.

•	We face intense competition and may not be able to compete successfully against existing or future competitors.

•
We may not timely identify or effectively respond to consumer needs, expectations or trends, which could adversely affect our relationship with our customers, the demand for our products and services, and our market share.

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Our business depends on effective marketing, including marketing via email, search engine marketing, influencer marketing, and social media marketing. Our competitors have and may continue to cause us to increase our marketing costs and decrease certain other types of marketing, and have and may continue to outspend us on marketing or be more efficient in their spend.

•
Economic factors, including recessions, other economic downturns, inflation, our exposure to the U.S. housing market, and decreases in consumer spending, have affected and could continue to adversely affect us.

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Tariffs, bans, or other measures or events that increase the effective price of products or limit our ability to access products we or our suppliers, fulfillment partners, or other third parties that import or export could have a material adverse effect on our business.

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Our changing business model and use of the Bed Bath & Beyond brand, Overstock brand, buybuy BABY brand, Kirkland’s and Kirkland’s Home brand, Beyond brand, and other brands of ours, could negatively impact our business.

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The changing job market, the changes in our leadership team, the change in our compensation approach, changing job structures, or any inability to attract, retain and engage key personnel could affect our ability to successfully grow our business.

•	We rely upon paid and natural search engines to rank our product offerings, and our financial results may suffer if we are unable to maintain our prior rankings in natural searches.

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If we are not profitable and/or are unable to generate sufficient positive cash flow from operations, our ability to continue in business will depend on our ability to raise additional capital, obtain financing or monetize significant assets, and we may be unable to do so.

•	Our business depends on the Internet, our infrastructure and transaction-processing systems, and catastrophic events could adversely affect our operating results.

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Compliance with ever-evolving federal, state, and foreign laws and other requirements relating to the handling of information about individuals necessitates significant expenditure and resources, and any failure by us, our vendors or our business partners to comply may result in significant liability, negative publicity, and/or an erosion of trust, which could materially adversely affect our business, results of operations, and financial condition.

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If we or our third-party providers experience cyberattacks or data security incidents, there may be damage to our brand and reputation, material financial penalties, and legal liability, which would materially adversely affect our business, results of operations, and financial condition.

•	Failure to comply with, or changes in, laws, regulations and enforcement activities may adversely affect the products, services and markets in which we operate.

•	From time to time we are subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.

•	Damage to our reputation or brand image could adversely affect our sales and results of operations.

•	If we do not successfully optimize and operate our fulfillment center or customer service operations, our business could be harmed.

•	If we fail to effectively utilize technological advancements, including in artificial intelligence, our business and financial performance could be negatively impacted.

•	Global conflict could negatively impact our business, results of operations, and financial condition.

•	Product safety and quality concerns could have a material adverse impact on our revenue and profitability.

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We depend on our suppliers’ and fulfillment partners’ representations regarding product safety, content and quality, product compliance with various laws and regulations, including registration and/or reporting obligations, and for proper labeling of products.

•	We have an evolving business model, which increases the complexity of our business.

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Investment in new business strategies, acquisitions, dispositions, partnerships, or other transactions could disrupt our ongoing business, present risks not originally contemplated and materially adversely affect our business, reputation, results of operations and financial condition.

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Regulatory changes or actions may alter the nature of an investment in us or restrict the use of digital assets, including tokens or blockchain technology in a manner that adversely affects our business, prospects and operations.

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Combining our business with that of The Brand House Collective, Inc. (“TBHC”) and TCS may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger with TBHC and the TCS Merger which may adversely affect the combined company’s business results and negatively affect the value of our Common Stock.

In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026, especially under the headings “Special Cautionary Note Regarding Forward-Looking Statements,” “Summary of Risk Factors,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in any subsequently filed Quarterly Reports on Form 10-Q.  These factors may cause our actual results and outcomes to differ materially from those contemplated by any forward-looking statement. Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events. Our forward-looking statements contained in this report speak only as of the date of this report and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Please consider the following risk factors and the risk factors previously disclosed in Part 1, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2025 carefully. If any one or more of such risks were to occur, it could have a material adverse effect on our business, prospects, financial condition and results of operations, and the market price of our securities could decrease significantly. Statements to the effect that an event could or would harm our business (or have an adverse effect on our business or similar statements) mean that the event could or would have a material adverse effect on our business, prospects, financial condition and results of operations, which in turn could or would have a material adverse effect on the market price of our securities. Many of the risks we face involve more than one type of risk. Consequently, you should carefully read all of the risk factors below, the risk factors described in our Form 10-K for the year ended December 31, 2025, and in any subsequently filed Quarterly Reports on Form 10-Q, before making any decision to acquire or hold our securities.

Risks Related to the Stock Issuance Proposal

If the Stock Issuance Proposal is approved by our stockholders, the Noteholders would be able to convert the Convertible Notes into shares of our Common Stock at a future date, which may have a dilutive effect on the percentage of your holdings in our Common Stock.

If the Stock Issuance Proposal is approved by our stockholders, the Noteholders would be able to convert the Convertible Notes into shares of our Common Stock at their or the Company’s election, and our current stockholders could be substantially diluted, in addition to the dilution experienced as a result of the issuance of the Merger Share Consideration.  Based on the number of shares of outstanding BBBY Common Stock as of July 24, 2026 (95,330,379), and assuming the full conversion of all Convertible Notes at the maximum conversion rate under the Indenture (resulting in the issuance of 25,458,575 shares of Common Stock upon such conversion), the Noteholders would have owned (when taking into account the Merger Share Consideration previously issued upon closing of the TCS Merger) approximately 32.2% of our outstanding Common Stock. By contrast, the existing BBBY stockholders (other than the Noteholders), who owned approximately 85.9% of our outstanding Common Stock as of July 24, 2026, would be substantially diluted from an ownership standpoint and would have owned approximately 67.8% of our outstanding Common Stock following such full conversion of the Convertible Notes at the maximum conversion rate under the Indenture. As a result, if the Stock Issuance Proposal is approved, the principal effect upon the rights of existing BBBY stockholders (other than the Noteholders) from the issuance of our Common Stock upon conversion of the Convertible Notes will be a dilution in their current percentage ownership in the Company.

If the Stock Issuance Proposal is not approved by our stockholders, the interest payable on our Convertible Notes will increase until such time as we obtain approval of the Stock Issuance Proposal, and we may not have the ability to raise the funds necessary to settle conversions of the Convertible Notes in cash or to repurchase the Convertible Notes upon a fundamental change or upon maturity, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the Convertible Notes.

If the Stock Issuance Proposal is not approved by our stockholders, the Company would be unable to settle the Convertible Notes into shares of our Common Stock and instead would be required to settle the amounts owed under the Convertible Notes in cash and at higher interests payments, which may create liquidity challenges and financial distress.  Under the Indenture, we are required to continue to seek approval and call additional stockholder meetings until approval of the Stock Issuance Proposal has been obtained.  If the Stock Issuance Proposal is not obtained at the Special Meeting, the interest payable on the Convertible Notes will increase from 5% per annum to 10% per annum until such time as the Stock Issuance Proposal is obtained.  Additionally, if the Company has not obtained the Stock Issuance Proposal by the earlier of the next BBBY stockholder meeting or December 8, 2026, the interest payable on the Convertible Notes will increase from to 12% per annum until such time as the Stock Issuance Proposal is obtained.  If the Stock Issuance Proposal is not obtained in a timely manner, or for a prolonged period of time, the increased rate of interest may adversely affect the financial conditions and results of operations of BBBY.

  In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occurs prior to the maturity date of the Convertible Notes, we will in some cases be required to increase the conversion rate for a Noteholder that elects to convert its Notes in connection with such Make-Whole Fundamental Change. Upon conversion of the Convertible Notes, without approval of the Stock Issuance Proposal, we will be required to make cash payments in respect of the Convertible Notes being converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Convertible Notes surrendered therefor or pay cash with respect to Convertible Notes being converted, interest payments or upon maturity of the Convertible Notes.

Risks Related to the Combined Company with TCS

We and TCS have each incurred significant losses in recent years, and we cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of the combined company.

We and TCS have each historically used significant amounts of cash in operating activities, and we expect the combined company to continue to use significant amounts of cash to fund ongoing operations, capital requirements, working capital needs, and debt service obligations for the foreseeable future. If we, TCS, or the combined company do not achieve profitability as anticipated, we may be required to allocate additional financial resources, which could adversely affect liquidity, results of operations, or the ability to pursue other strategic initiatives. The incurrence of indebtedness for such purposes would result in increased payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt or secure such debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our liquidity, financial condition, or ability to conduct our business. We cannot be certain when or if our, TCS’s, or the combined company’s operations will generate sufficient cash to fully fund ongoing operations or the growth of the combined company.

Combining our business with that of TCS may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the TCS Merger, which may adversely affect the combined company’s business results and negatively affect the value of our Common Stock.

The success of the TCS Merger will depend on, among other things, the ability of us and TCS to combine our businesses in a manner that facilitates growth opportunities. We and TCS have entered into the TCS Merger Agreement because we believe that the TCS Merger and the other transactions contemplated by the TCS Merger Agreement are in the best interests of our respective stockholders and that combining our businesses will produce benefits.

However, we and TCS must successfully combine and integrate our businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth without adversely affecting current revenues, liquidity, customer and vendor relationships, and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the TCS Merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the TCS Merger and the other transactions contemplated by the TCS Merger Agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of our Common Stock.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and any potential cost savings, if achieved, may be lower than what we and TCS expect and may take longer to achieve than anticipated. If we and TCS are not able to adequately address integration challenges, we may be unable to successfully integrate operations or realize the anticipated benefits of the integration of the two companies.

The failure to successfully integrate TCS with our businesses and operations in the expected time frame may adversely affect the combined company’s future results.

We and TCS have operated and, until the completion of the TCS Merger, will continue to operate independently. There can be no assurance that our businesses can be integrated successfully. It is possible that the integration process could result in the loss of key employees of either company, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating our operations in order to realize the anticipated benefits of the TCS Merger so the combined company performs as expected:

•	combining the companies’ operations and corporate functions;

•
combining the businesses and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve any cost savings or other synergies anticipated to result from the TCS Merger, the failure of which would result in the anticipated benefits of the TCS Merger not being realized in the time frame currently anticipated or at all;

•	integrating the companies’ technologies and technologies licensed from third parties;

•	integrating and unifying the offerings and services available to customers;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•
maintaining existing agreements with customers, suppliers, distributors, vendors, landlords, and other counterparties, avoiding delays in entering into new agreements with prospective counterparties, and leveraging relationships with such third parties for the benefit of the combined company;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating distribution and marketing efforts;

•	managing the movement of certain positions to different locations;

•	coordinating geographically dispersed organizations; and

•	effecting actions that may be required in connection with obtaining regulatory or other governmental approvals and consents.

In addition, at times the attention of certain members of our and TCS’s management and each company’s respective resources may be focused on completion of the TCS Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The combined company may not be able to retain customers or other business relationships, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with us or TCS.

The combined company may experience impacts on relationships with customers, suppliers, vendors, landlords, and other counterparties that may harm the combined company’s business and results of operations. Certain counterparties may no longer desire to do business with the combined company following the TCS Merger, may seek to renegotiate commercial terms, or may terminate, reduce, or fail to renew existing relationships. There can be no guarantee that customers and other third parties will remain with or continue to have a relationship with the combined company following the TCS Merger. If any customers or other counterparties stop doing business with the combined company, then the combined company’s business and results of operations may be harmed.

We and TCS also have contracts with landlords, licensors and other business partners which may require us or TCS, as applicable, to obtain consent from these other parties in connection with the TCS Merger, or which may otherwise contain limitations applicable to such contracts following the TCS Merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the combined company’s business. In addition, third parties with whom we or TCS currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the TCS Merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the TCS Merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the TCS Merger or by a termination of the TCS Merger Agreement.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, distributors, consumers and other third parties due to the combination of our and TCS’s businesses following the TCS Merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

Due to the TCS Merger, we may be required to recognize impairment charges for goodwill and other intangible assets.

Following the closing of the TCS Merger, we anticipate that we will have a significant amount of goodwill and other intangible assets on our consolidated balance sheet. Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in business combinations, such as the TCS Merger. If the carrying amount exceeds fair value, an impairment loss is recognized. Goodwill is tested for impairment at least annually, or when we determine that a triggering event has occurred. Significant negative industry or economic trends, disruptions to our business, the impact of acquired businesses (including an inability to effectively integrate acquired businesses), unexpected significant changes, planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. If the TCS Merger is consummated, we may recognize impairment charges for goodwill and other intangible assets. Any charges relating to such impairments could materially and adversely affect our results of operations in the periods recognized, which could result in an adverse effect on the market price of our Common Stock.

PROPOSAL 1 – THE STOCK ISSUANCE PROPOSAL

Overview

On July 8, 2026 (the “Closing Date”), we consummated the transactions contemplated by the Merger Agreement. On the Closing Date pursuant to the Merger Agreement, dated as of April 2, 2026, among the Company, Merger Sub and TCS Holdings.  Pursuant to the Merger Agreement, on the Closing Date, Merger Sub merged with and into TCS Holdings, with TCS Holdings surviving such merger as a wholly-owned subsidiary of the Company.

At the effective time of the TCS Merger, the Company issued the Merger Share Consideration and $112,553,000 aggregate principal amount of Convertible Notes to holders of outstanding TCS indebtedness as aggregate consideration in connection with the Merger Agreement. All outstanding  equity securities of TCS Holdings were cancelled and extinguished for no purchase consideration. Immediately after the closing of the Merger, the Company repurchased 286,663 shares of Common Stock (which are held as treasury shares) and cancelled $1.3 million aggregate principal amount of Convertible Notes in connection with the repayment of certain TCS loans

We are seeking stockholder approval in order to comply with applicable provisions of Section 312.03 of the NYSE Listed Company Manual because we may issue up to 20% or more of the Company’s outstanding Common Stock in connection with the conversion of the Convertible Notes.  Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) in connection with any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock or of securities convertible for common stock or (ii) the number of shares of common stock to be issued is, or will upon issuance be, equal to or in excess of 20% of the number of shares of common stock outstanding prior to the issuance of common stock or of securities convertible into common stock.

Assuming all the Convertible Notes were convertible as of July 24, 2026 at the maximum conversion rate under the Indenture, the number of issued and outstanding shares of the Company’s Common Stock would have increased by 25,458,575 shares and, as of such date, the holders thereof (when taking into account the Merger Share Consideration previously issued upon closing of the TCS Merger) would have owned approximately 32.2% of our outstanding Common Stock, and our existing BBBY stockholders (other than the Noteholders) would have owned approximately 67.8% of our outstanding Common Stock.

We are asking our stockholders to approve the Stock Issuance Proposal, so that we may reserve the shares of Common Stock issuable upon conversion of the Convertible Notes, pursuant to the Indenture.

Background and Reasons for the Transactions

The following chronology summarizes the key meetings and other events that led to the signing of the Merger Agreement and the subsequent closing of the Transactions. The chronology below covers only the key events leading up to the Merger Agreement and rationale for the Merger and does not purport to catalog every conversation among the Board, the Company’s Management and other representatives of the Company and other parties.

In the ordinary course of its business, the Board, with the assistance of management of the Company and the Company’s advisors, reviews and analyzes broader industry trends and potential strategic alternatives for the Company. During these reviews, management of the Company and the Board thoroughly consider potential strategic options available to the Company, the current and long-term prospects for the Company and the sectors in which it operates, as well as merger, acquisition and other opportunities to enhance stockholder value.

The Company is building a connected home ecosystem designed to make shopping for, managing and caring for a home simpler and more affordable. Through a portfolio of trusted brands including Bed Bath & Beyond, buybuy BABY, Overstock, Kirkland’s, Elfa and TCS, the Company serves customers through an integrated omnichannel experience spanning retail, home products, services, financing, protection and installation solutions.

As described further below, the Board considered and ultimately approved the Transactions, in consultation with management and the Company’s advisors, including representatives of Sidley Austin LLP (“Sidley”), legal counsel to the Company. In reaching its decision to enter into the Transactions, the Board thoroughly considered the current and long-term prospects for the Company and the sector in which it operates, including the consumer durable home goods retail sector, and determined that the Transactions were in the best interest of the Company and its stockholders.

Beginning in mid-2024, following an introduction to representatives from Leonard Green and Partners, L.P., then the largest stockholder of TCS, Marcus Lemonis, the then Executive Chairman of the Company (who subsequently has also been appointed as Chief Executive Officer of the Company), held a series of preliminary discussions with TCS’ management and lenders regarding potential strategic opportunities for the two companies.

From July 2024 through October 2024, Mr. Lemonis presented the Board with various updates regarding potential transactions with TCS.

In October 2024, the Company entered into a securities purchase agreement and strategic collaboration agreement with TCS (together, the “October 2024 Agreements”), which contemplated a $40.0 million equity investment by the Company in TCS and certain commercial collaboration between the parties. The Company believed that a partnership with TCS would capture synergies that would drive profitable growth, reduce costs and enhance customer experience through strategic priorities.

Beginning in November 2024, the Company began discussions with TCS regarding challenges it saw in closing the transactions contemplated by the October 2024 Agreements as certain conditions were not satisfied, including that TCS refinance or amend its existing secured credit facilities on terms acceptable to the Company.

On November 20, 2024, the Company issued a press release stating that based on the refinancing proposal presented to the Company, the Company had concerns regarding TCS’ ability to reach agreement with lenders on terms that would be acceptable to the Company.

On December 22, 2024, TCS filed voluntary petitions for bankruptcy protection, providing for a court-administered reorganization pursuant to a prepackaged joint plan of reorganization (the “Plan of Reorganization”).  The Plan of Reorganization was subsequently confirmed by the Bankruptcy Court on January 24, 2025.

On January 28, 2025, the Plan of Reorganization became effective and TCS emerged from bankruptcy protection after completing a series of transactions through which, among other things, all issued and outstanding shares of TCS common stock were canceled and extinguished without consideration. TCS terminated its reporting obligations under the Exchange Act and became a privately held company owned primarily by TCS’s pre-bankruptcy lenders.

On January 31, 2025, the Company formally terminated the October 2024 Agreements due to the Company’s concerns around leadership, strategic direction of the brand, and the health of TCS’ balance sheet.

From August through December 2025, Mr. Lemonis held various meetings, both telephonically and in-person, with TCS’ management team and certain lenders and significant equityholders of TCS to discuss potential collaboration opportunities for the Company and TCS.

During November 2025, Mr. Lemonis met with representatives of one of TCS’ lenders to discuss the Company purchasing a portion of the lender’s participation in certain term loans issued by TCS.

On November 25, 2025, the Company purchased, via a participation agreement (the “TCS Loan Participation Agreement”), a portion of the loans issued by TCS pursuant to its term loan credit agreement. As a result, the Company had the right to participate in the payment of interest and repayment of TCS loans and any exercise of rights or remedies related thereto.

On January 3, 2026, the Company submitted a non-binding term sheet for the Company to acquire all of the assets of TCS for a purchase price of $130.0 million, comprising cash consideration of $30.0 million, shares of Common Stock and an unspecified convertible instrument of the Company to be issued at par value.

On January 9, 2026, the Board convened a meeting, with members of the Company’s management in attendance, at which Mr. Lemonis provided an update as to various potential acquisition and investment opportunities, including with respect to TCS and the Company’s recent non-binding term sheet.

On January 9, 2026, the Company amended the TCS Loan Participation Agreement to purchase an additional portion of the lender’s participation in certain term loans issued by TCS.

On January 12, 2026, the Company and TCS executed a confidentiality agreement, pursuant to which, subject to certain customary exceptions, the Company and TCS each agreed to keep confidential certain financial or business information disclosed to such party.

Throughout January 2026, Mr. Lemonis met with representatives of TCS to discuss the potential acquisition, including the purchase price and acquisition structure.

On January 30, 2026, the Company submitted a revised non-binding term sheet to acquire all of the outstanding capital stock of TCS. The non-binding term sheet contemplated, among other things: (i) an aggregate purchase price of $150.0 million, payable in part in shares of Common Stock (valued at $7.00 per share) (not to exceed 19.99% of the outstanding shares of Common Stock) and the remainder in convertible senior notes of the Company (at an initial conversion price of approximately $9.10 per share); (ii) the purchase price would not be subject to any adjustment for debt, cash, working capital, employee bonuses, transaction expenses or other matters, subject to a locked-box structure with customary restrictions to ensure there is no cash leakage without the Company’s prior consent; (iii) customary post-closing indemnification obligations; (iv) the closing would be subject to customary closing conditions, but would not be subject to the receipt of any required stockholder approval; (v) the Company would provide customary registration rights for the resale of the shares of Common Stock issued as consideration in the proposed transaction and the shares of Common Stock issuable upon conversion of the convertible notes, including, among other things, (a) filing a registration statement no later than the later of 60 days after the closing date or July 31, 2026, with respect to the shares of Common Stock issued as consideration in the proposed transaction, and no later than 90 days after the closing date, with respect to the shares of Common Stock issuable upon conversion of the convertible notes, and (b) customary demand, shelf takedown and piggyback registration rights; (vi) the parties would agree to a lock-up agreement covering two-thirds of the shares of Common Stock issued as consideration in the proposed transaction for a period of up to 270 days following the closing date, all of which are subject to early release upon the achievement of certain stock price thresholds, and a portion of which are subject to early release after 180 days post-closing; (vii) if TCS obtained any new loans under its credit agreement prior to the closing date, the Company would pay an amount in cash to TCS equal to the aggregate amount of any new loan and TCS would repay any new loan; and (viii) the Company would issue convertible senior notes as part of the purchase price consideration, the terms of which would include the following: (a) a maturity date of the seventh anniversary of the closing date, (b) an annual interest rate of 4.50%, (c) the notes would not be convertible until the requisite Company stockholder approval is obtained, (d) an initial conversion rate of 109.8901 shares of Common Stock per $1,000 principal amount of convertible notes (equivalent to an initial conversion price of approximately $9.10 per share of Common Stock), subject to an increase in the conversion rate upon the occurrence of certain fundamental changes, (e) the convertible notes would not be subject to customary anti-dilution, structural and other adjustments, (f) the Company would be permitted to redeem any or all of the convertible notes and (g) limitation on the ability of any Noteholder to convert any Convertible Note if such Noteholder’s beneficial ownership would exceed 5% of the outstanding shares of Common Stock.

On February 3, 2026, representatives of Paul Hastings LLP (“Paul Hastings”), counsel to TCS, sent representatives of Sidley, counsel to the Company, a revised draft of the non-binding term sheet. TCS’ revised draft of the non-binding term sheet proposed, among other things, that: (i) any cash leakage would be protected only through interim operating covenants, rather than through a lock-box mechanism; (ii) there would be no post-closing indemnification for breaches of representations, warranties and covenants; (iii) the Company would pay $300,000 in cash to enable TCS Holdings, the parent entity of TCS, to dissolve and wind up its affairs; (iv) all resale registration statements would be filed no later than 60 days after the closing date, and the Company would pay customary liquidated damages following a registration default; and (v) the terms of the convertible notes would be revised to, among other things, (a) increase the annual interest rate to 5.00%, (b) make the convertible notes convertible following the earlier of the requisite stockholder approval or four months after the closing, (c) provide that the convertible notes would not be redeemable by the Company prior to the fourth anniversary of the closing date, after which the Company would be able to redeem the convertible notes in certain circumstances, and (d) increase the beneficial ownership limit to 9.9% upon conversion.

On February 7, 2026, representatives of Sidley sent representatives of Paul Hastings a revised draft of the non-binding term sheet. The Company’s revised draft of the non-binding term sheet, among other things, (i) eliminated the $300,000 cash “wind-down” payment to dissolve TCS’ parent entity; and (ii) reduced the beneficial ownership limit to 4.9% for third parties if a convertible note was transferred.

On February 9, 2026, representatives of Paul Hastings sent representatives of Sidley a further revised draft of the non-binding term sheet. TCS’ revised draft of the non-binding term sheet, among other things, (i) agreed to eliminate the $300,000 cash “wind-down” payment, provided that the Company agree to acquire TCS Holdings; and (ii) included “step-up” increases in the interest rate on the convertible notes if the requisite Company stockholder approval is not obtained by various dates.

On February 12, 2026, representatives of Sidley sent representatives of Paul Hastings a further revised draft of the non-binding term sheet. The Company’s revised draft of the non-binding term sheet, among other things, reduced the maximum interest rate on the convertible notes from 15% to 12% per year.

Additionally, on February 12, 2026, Mr. Lemonis met telephonically with representatives of TCS to finalize the non-binding term sheet.

On February 13, 2026, the Company and TCS entered into the non-binding term sheet.

Following the entry into the non-binding term sheet, the Company and its representatives and advisors began conducting various confirmatory financial, operational and legal due diligence on TCS. Mr. Lemonis visited numerous TCS store locations to meet with employees and obtain a better understanding of TCS’ operations. Mr. Lemonis also met with TCS’ lenders, vendors and landlords on numerous occasions to discuss the operations of TCS.

On March 7, 2026, representatives of Paul Hastings sent representatives of Sidley an initial draft of the indenture governing the convertible notes. The draft indenture reflected the terms set forth in the executed non-binding term sheet between the parties.

On March 15, 2026, representatives of Sidley sent representatives of Paul Hastings an initial draft of the merger agreement. The draft merger agreement reflected the terms set forth in the negotiated term sheet.

Throughout March 2026, Mr. Lemonis and other representatives of the Company met telephonically with representatives of TCS, Paul Hastings and Sidley to discuss due diligence and open issues in the draft transaction agreements.

On March 18, 2026, representatives of Sidley sent representatives of Paul Hastings an initial draft of the registration rights agreement. The draft registration rights agreement reflected the terms set forth in the executed non-binding term sheet between the parties.

On March 19, 2026, representatives of Paul Hastings sent representatives of Sidley an initial draft of the transaction support agreement. The draft transaction support agreement contemplated that certain holders of TCS equity (representing approximately 80% of the issued and outstanding TCS equity securities) and the certain lenders to TCS (holding approximately 91% of the outstanding principal amount of the term loans under the Term Loan Credit Agreement) will (a) not transfer any ownership in term loan claims, unless the transferee executes a joinder agreement, (b) vote all equity securities owned or held by party in favor of the Transactions and (c) provide support with respect to other various matters in connection with the Transactions.

On March 20, 2026, representatives of Paul Hastings sent representatives of Sidley a revised draft merger agreement. TCS’ revised draft of the merger agreement, among other things, (i) removed the material adverse effect condition; (ii) provided that, if TCS required additional capital, the Company would guarantee repayment of any new loans made by TCS’ owners and lenders or would provide the loans itself; and (iii) contemplated a potential foreclosure structure in the event TCS was unable to obtain the approval of all its lenders to the Transactions. In connection with the removal of the material adverse effect condition, Paul Hastings communicated that TCS was not willing to condition completion of the transaction on the future performance of the business.

On March 23, 2026, representatives of Sidley sent representatives of Paul Hastings a revised draft merger agreement. The Company’s revised draft of the merger agreement included, among other things, that: (i) the Company would issue up to 19.99% of its outstanding shares of Common Stock at closing, with such amount to be increased if stockholder approval is obtained prior to closing, and any shares of Common Stock to be issued above this threshold would be issued through convertible notes, with a restriction on conversion until such stockholder approval is obtained; (ii) TCS stockholders would be required to execute the registration rights agreement as a condition to receiving the merger consideration at closing; (iii) if TCS requires additional capital, TCS would be permitted to take on additional debt up to $30.0 million, and the addition of such item became a condition to closing if such amounts were actually funded to TCS by the lenders; (iv) if the merger agreement was terminated in certain circumstances, the TCS lenders could require the Company to repurchase up to $15.0 million of new loans at face value; and (v) the Company would not be obligated to convene a stockholder meeting to seek approval under the NYSE listing rules until TCS provided the required audited and unaudited financial statements.

Additionally, on March 23, 2026, representatives of Paul Hastings sent representatives of Sidley a revised draft of the registration rights agreement. TCS’ revised draft of the registration rights agreement included, among other things: (i) liquidated damages for certain registration delays equal to 1.00% of the aggregate value of the registrable securities based on a volume-weighted average price of the shares of Common Stock; and (ii) that the holders of registrable securities would not be allowed to effect more than three underwritten offerings in any 12-month period.

On March 24, 2026, representatives of Paul Hastings sent representatives of Sidley a revised draft of the indenture governing the convertible notes.

On March 26, 2026, representatives of Paul Hastings sent representatives of Sidley a revised draft merger agreement. TCS’ revised draft of the merger agreement provided, among other things, that: (i) a minimum of $54.0 million of the merger consideration would be in the form of convertible notes, regardless of whether the stockholder approval under the NYSE listing rules was obtained; (ii) the amount of authorized new loans during the pre-closing period would be increased from $30.0 million to $55.0 million; (iii) if additional capital was required in order for TCS to meet its minimum liquidity requirements, the Company would be obligated to fund such amounts as last-out loans; and (iv) the $15.0 million new loans put right of the TCS lenders referenced above would be deleted.

Also on March 26, 2026, representatives of Sidley sent representatives of Paul Hastings a revised draft registration rights agreement. The Company’s revised draft of the registration rights agreement included, among other things: (i) a reduction in the amount of liquidated damages from 1.00% to 0.50%; and (ii) that the holders of registrable securities would not be allowed to effect more than one underwritten offering in any 12-month period and no more than two underwritten offerings in the aggregate.

Additionally, on March 26, 2026, representatives of Sidley sent representatives of Paul Hastings a revised draft indenture. The Company’s revised draft of the indenture included, among other things: (i) increasing the amount of time before the interest rate would increase to allow for the Company to hold a special meeting to obtain the requisite stockholder approval under the NYSE listing rules; and (ii) certain limitations on which subsidiaries of the Company would be required to guarantee the convertible notes.

On March 27, 2026, representatives of Paul Hastings sent representatives of Sidley a revised draft of the registration rights agreement. TCS’ revised draft of the registration rights agreement included, among other things: (i) an increase in the amount of liquidated damages from 0.50% to 1.00%, with interest accruing at a rate of 1.00% per month on any amounts of liquidated damages not timely paid; and (ii) that the holders of registrable securities would not be allowed to effect more than three underwritten offerings in any 12-month period.

On March 28, 2026, representatives of Sidley sent representatives of Paul Hastings a revised merger agreement. The Company’s revised draft of the merger agreement provided, among other things, that: (i) TCS would not distribute cash during the pre-closing period; (ii) the amount of authorized new loans would be reduced during the pre-closing period from $55.0 million to $30.0 million; (iii) the Company would agree to provide backstop capital to TCS to satisfy its liquidity needs, but only after TCS’ lenders had funded $30.0 million in new loans, with such obligation limited to the capital necessary to comply with the covenants under TCS’ term loan credit agreement and subject to the same funding conditions set forth in such credit agreement, and, while any new loans were outstanding, TCS would not be permitted to make any distributions to any security holders or to prepay any indebtedness; and (iv) a condition to closing would be receipt of the financial statements required for the pro forma financial statements.

On March 29, 2026, representatives of Sidley sent representatives of Paul Hastings a revised draft registration rights agreement. The Company’s revised draft of the registration rights agreement included, among other things, that the holders of registrable securities would not be allowed to effect more than two underwritten offerings in any 12-month period.

On March 30, 2026, the Board convened a meeting, with members of the Company’s management and advisors in attendance, including representatives of Sidley, to consider the proposed transaction. At the meeting, Mr. Lemonis discussed the proposed transaction with TCS, including a discussion on future business plans and the material terms of the merger agreement. Following additional discussion and consideration of the merger agreement and the transactions contemplated by the merger agreement, the Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, advisable and in the best interests of the Company and its stockholders.

Following the meeting and through April 2, 2026, representatives of Sidley and representatives of Paul Hastings negotiated final revisions to the merger agreement and ancillary transaction agreements.

On April 2, 2026, the Company, TCS and Merger Sub executed and delivered the merger agreement, and certain holders of TCS’ equity securities and certain lenders under TCS’ term loan credit agreement entered into the transaction support agreement.

During April 2026 through June 2026, the TCS lenders who did not initially execute the transaction support agreement approved the Transactions.

On May 14, 2026, at the Company’s 2026 annual meeting of stockholders, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of Common Stock from 100.0 million to 200.0 million shares.

On July 8, 2026, the parties consummated the transactions contemplated by the Merger Agreement, and TCS became a wholly-owned subsidiary of the Company.

For additional information regarding TCS, please refer to (i) the audited consolidated financial statements of TCS as of and for the fiscal year ended March 28, 2026, and as of March 29, 2025, and for the period from January 26, 2025 through March 29, 2025 (successor), and for the period from March 31, 2024 through January 25, 2025 (predecessor), and the related notes thereto, which are filed as Exhibit 99.1 to BBBY’s Current Report on Form 8-K/A filed with the SEC on July 27, 2026, and incorporated by reference herein; (ii) the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TCS” section of this proxy statement; and (iii) the related unaudited pro forma combined financial information of the Company, filed as Exhibit 99.2 to BBBY’s Current Report on Form 8-K/A filed with the SEC on July 27, 2026, and incorporated by reference herein,  For more information about the documents incorporated by reference, see the section of this proxy statement entitled “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

Reasons for the Transactions

In evaluating the Transactions, the Board consulted with management and outside legal and financial advisors. In connection therewith, the Board considered a number of reasons, including the following reasons that the Board viewed as generally supporting its decision to approve and enter into the Merger Agreement and recommend that the Company’s stockholders vote “FOR” approval of the Stock Issuance Proposal (not necessarily in order of relative importance):

•
the Transactions provide strategic growth and synergy opportunities, are critical step to scale the Company, fill critical gaps in both the Company’s retail and home services strategy, is operationally actionable and aligned with the Company’s long-term strategy;

•
TCS’s business and operations are complementary to the Company’s, and expand the service and product offerings of the Company, including through Elfa, which will serve as a core growth platform within the Company’s home services strategy;

•	TCS’s strong brand equity, desirable geographic footprint and, most importantly, a group of teammates who care deeply about the customer;

•	the Merger Agreement provides the Company’s stockholders the ability to vote to approve or reject the conversion of the Convertible Notes into shares of Common Stock;

•
the transaction structure enabled us to complete the Merger shortly after signing the Merger Agreement instead of a structure where our stockholders would vote on the Transactions prior to the completion of the Merger. By shortening this period, the Company was able to accelerate the time at which it was able to begin integrating the companies;

•
the Board’s knowledge of the Company’s business, operations, financial condition, earnings and prospects on a standalone basis and of TCS’s business, operations, financial condition, earnings and prospects, taking into account the results of the Company’s due diligence review of TCS; and

•	the high degree of certainty that the closing would be achieved in a timely manner under the terms of the Merger Agreement, including as a result of the accelerated closing structure.

The Board weighed the advantages and opportunities listed above against the following other reasons identified in its deliberations as weighing negatively against the Transactions, including the following (not necessarily in order of relative importance):

•	the dilution of the ownership interests of the Company’s current stockholders that resulted from the Common Stock issuance and may result from the conversion of the Convertible Notes;

•	the cost of integrating the two companies as well as the risk that integration costs may be greater than anticipated;

•	the risk that it may be difficult to retain key employees of both companies after the Transactions;

•	the risk that management’s attention might be diverted for a period of time;

•	the risk of not achieving all of the anticipated strategic benefits of the Transactions;

•
the risk that the Company’s stockholders might not approve the conversion of the Convertible Notes, in which event the Company would be required to pay the holders of the Convertible Notes annual interest at a rate of up to 12.00% or settle the conversion in cash requiring additional financings in the future; and

•	the risks of the type and nature described under the caption “Risk Factors.”

In view of the factors considered in connection with its evaluation of the Transactions and the complexity of these matters, the Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and the transactions contemplated thereby and to make its recommendation to our stockholders. In addition, individual members of the Board may have given differing weights to different factors. In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Board conducted an overall review of the factors described above, including thorough discussions with management and outside legal and financial advisors.

The Board believes that, as a result of arm’s-length negotiations with TCS, the Company’s management team negotiated the most favorable equity split for the Company’s stockholders to which TCS was willing to agree, and that the terms of the Merger Agreement in the aggregate included the most favorable terms for us to which TCS was willing to agree.

The Board unanimously declared that the Merger Agreement and the transactions contemplated thereby, including the conversion of the Convertible Notes to shares of Common Stock, are advisable, fair to and in the best interests of the Company and its stockholders.

Transaction Agreements

The Merger Agreement

On April 2, 2026, the Company, Merger Sub and TCS Holdings entered into the Merger Agreement, which was consummated on the Closing Date, pursuant to which Merger Sub merged with and into TCS Holdings, with TCS Holdings surviving the merger as a wholly owned subsidiary of the Company.

At the effective time of the TCS Merger, the Company issued, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, an aggregate of 13,714,287 shares of BBBY Common Stock and $112,553,000 aggregate principal amount of Convertible Notes to the Noteholders as aggregate consideration in connection with the Merger Agreement.  As a result of the TCS Merger, all of the equity securities of TCS Holdings were cancelled and extinguished for no purchase consideration.  Immediately after the Closing of the TCS Merger, the Company repurchased 286,663 shares of BBBY Common Stock (which are held as treasury shares) and cancelled $1.3 million aggregate principal amount of Convertible Notes in connection with the repayment of certain TCS loans.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to our Current Report on Form 8-K, filed with the SEC on July 9, 2026 and incorporated herein by reference.

Registration Rights and Lock-Up Agreement

In accordance with the terms of the Merger Agreement, at the Closing, the Company entered into a Registration Rights and Lock-Up Agreement with certain Noteholders signatory thereto.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Company is required to file a shelf registration statement covering the resale of the shares of the Company’s Common Stock issued in connection with the consummation of the TCS Merger and the issuance of shares of Common Stock issuable upon conversion of the Convertible Notes as soon as reasonably practicable following the closing of the TCS Merger and no later than the 60th day following the Closing Date.

The signatories to the Registration Rights and Lock-Up Agreement (the “Holders”) collectively, are permitted to make up to two demands that the Company consummate an underwritten take-down off of the related registration statement within any 12-month period (subject to certain limitations and customary conditions, including a minimum net aggregate offering price of $25 million).  Additionally, the Holders are entitled to “piggyback” registration rights when the Company proposes to register certain of its equity securities. The Company is required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than any underwriting discounts or commissions in connection with the sale of such registered securities.

For the duration of the Lock-Up Period (as defined below), the Holders are prohibited from transferring two-thirds of the shares of Common Stock to be received pursuant to the Merger Agreement that each Holder receives (the “Lock-Up Shares”), subject to certain customary exceptions. Under the Registration Rights Agreement, the “Lock-Up Period” is the period commencing on July 8, 2026 (the “Closing Date”), and (a) with respect to 50% of the Lock-Up Shares, ending on the earlier of (i) the 180th day following the Closing Date and (ii) the date on which the daily volume-weighted average price (the “VWAP”) of the Common Stock on the NYSE equals or exceeds $9.80 per share for 20 consecutive trading days; and (b) with respect to the other 50% of the Lock-Up Shares, ending on the earlier of (i) the 270th day following the Closing Date and (ii) the date on which the VWAP of the Common Stock on the NYSE equals or exceeds $14.00 per share for 20 consecutive trading days.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights and Lock-Up Agreement, a copy of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 9, 2026 and incorporated herein by reference.

Indenture

On the Closing Date, the Company entered into the Indenture with respect to $112,553,000 aggregate principal amount of the Company’s Convertible Notes that were issued pursuant to the Merger Agreement. The Convertible Notes are senior, unsecured obligations of the Company and accrue interest payable semiannually in arrears at a rate of 5.00% per year on April 1 and October 1 of each year, beginning April 1, 2027. The Convertible Notes mature on July 8, 2033, unless earlier converted or repurchased. The Convertible Notes are guaranteed by certain subsidiaries of the Company.

Under the Indenture, the Company has agreed to use its reasonable best efforts to obtain the approval of its stockholders that is required under the applicable NYSE rules and regulations in connection with the issuance of Common Stock upon conversion of the Convertible Notes. The Indenture provides that if the Company has not obtained such stockholder approval on or before the earlier of (i) the Special Meeting date or (ii) the three-month anniversary of the Closing Date (October 8, 2026), the interest payable on the Convertible Notes will increase to 10.00% per year until such stockholder approval is obtained, and if the Company has not obtained such stockholder approval on or before the earlier of (i) the next BBBY stockholder meeting date or (ii) the six-month anniversary of the Closing Date (December 8, 2026), the interest payable on the Convertible Notes will increase to 12.00% per year until such stockholder approval is obtained.

Each Noteholder is entitled to convert all or any portion of its Notes into shares of Common Stock at its option at any time prior to the close of business on the business day immediately preceding the earliest of (a) the date on which the required BBBY stockholder approval has been obtained under the applicable NYSE rules and regulations, (b) the date of the Company’s 2028 annual meeting of stockholders and (c) June 1, 2028 (the earliest of such date, the “Free Conversion Date”), only upon the occurrence of specified corporate events. On or after the Free Conversion Date until the close of business on the second scheduled trading day immediately preceding the maturity date, a Noteholder may convert all or any portion of its Convertible Notes at any time, regardless of the foregoing circumstances.

 The Conversion Rate is initially 109.8901 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $9.10 per share of Common Stock). The Conversion Rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company will, in certain circumstances, increase the Conversion Rate for a Noteholder who elects to convert its Notes in connection with such a corporate event.

If the Company undergoes certain fundamental changes, holders are entitled to require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture provides for customary events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations on all outstanding Notes to become due and payable immediately.

The foregoing summary of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on July 9, 2026, and incorporated herein by reference. We encourage our stockholders to read the Indenture in its entirety for a more complete description of its terms.

Our Board Following the TCS Merger

There was no change to our Board as a result of the TCS Merger.

Total Shares of Common Stock to be Issued in Connection with the Transactions

Assuming all the Convertible Notes were convertible as of July 24, 2026 at the maximum conversion rate under the Indenture, the number of issued and outstanding shares of the Company’s Common Stock would have increased by approximately 25,458,575 shares and, as of such date, the holders thereof (when taking into account the Merger Share Consideration previously issued upon closing of the TCS Merger) would have owned approximately 32.2% of our outstanding Common Stock, and our existing BBBY stockholders (other than the Noteholders) would have owned approximately 67.8% of our outstanding Common Stock.

Because we may issue 20% or more of the Company’s outstanding Common Stock in connection with the conversion of the Convertible Notes, we are required to obtain stockholder approval of such issuance pursuant to the applicable provisions of Section 312.03 of the NYSE Listed Company Manual.

Appraisal Rights

Appraisal rights are not available to holders of Common Stock in connection with the Transactions.

Why We Need Stockholder Approval

We are seeking stockholder approval in order to comply with applicable provisions of Section 312.03 of the NYSE Listed Company Manual because we may issue up to 20% or more of the Company’s outstanding Common Stock in connection with the conversion of the Convertible Notes.  Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock or of securities convertible for common stock or (ii) the number of shares of common stock to be issued is, or will upon issuance be, equal to or in excess of 20% of the number of shares of common stock outstanding prior to the issuance of common stock or of securities convertible into common stock.

Because the shares issuable upon conversion of the Convertible Notes would have exceeded 20% of the voting power outstanding before the TCS Merger, the applicable provisions of Section 312.03 of the NYSE Listed Company Manual requires us to obtain stockholder approval before completing the Transactions.

Effect of Proposal on Current Stockholders

If the Stock Issuance Proposal is approved, the Noteholders would be able to convert the Convertible Notes into shares of BBBY Common Stock at their or the Company’s election, and the current BBBY stockholders could be substantially diluted, which may result in our stockholders holding a smaller percentage interest in the voting power, liquidation value and aggregate book value of BBBY.

Based on the number of shares of outstanding BBBY Common Stock as of July 24, 2026 (95,330,379), and assuming the full conversion of all Convertible Notes at the maximum conversion rate under the Indenture (resulting in the issuance of 25,458,575 shares of Common Stock upon such conversion), the Noteholders would have owned (when taking into account the Merger Share Consideration previously issued upon closing of the TCS Merger) approximately 32.2% of our outstanding Common Stock. By contrast, the existing BBBY stockholders (other than the Noteholders), who owned approximately 85.9% of our outstanding Common Stock as of July 24, 2026, would be substantially diluted from an ownership standpoint and would have owned approximately 67.8% of our outstanding Common Stock following such full conversion of the Convertible Notes at the maximum conversion rate under the Indenture. As a result, if the Stock Issuance Proposal is approved, the principal effect upon the rights of existing BBBY stockholders (other than the Noteholders) from the issuance of our Common Stock upon conversion of the Convertible Notes will be a dilution in their current percentage ownership in the Company.

Consequences if Stockholder Approval is Not Obtained

If the Stock Issuance Proposal is not approved by BBBY stockholders the Company would be unable to settle the Convertible Notes into shares of BBBY Common Stock and instead could be required to settle the amounts owed under the Convertible Notes in cash and at higher interests payments, which may create liquidity challenges and financial distress for BBBY.  Under the Indenture we are required to continue to seek approval and call additional stockholder meetings until approval of the Stock Issuance Proposal has been obtained.  If approval of the Stock Issuance Proposal is not obtained by the date of the Special Meeting, the interest payable on the Convertible Notes will increase from 5% per annum to 10% per annum until such time as approval of the Stock Issuance Proposal is obtained.  Additionally, if the Company has not obtained the Stock Issuance Proposal by the earlier of the next BBBY stockholder meeting date or December 8, 2026, the interest payable on the Convertible Notes will increase from to 12% per annum until such time as approval of the Stock Issuance Proposal is obtained.  If the approval of the Stock Issuance Proposal is not obtained in a timely manner, or for a prolonged period of time, the increased rate of interest may adversely affect the financial conditions and results of operations of BBBY.

Vote Required for Approval

The Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast in person or represented by proxy at the Special Meeting by the holders of Common Stock entitled to vote thereon, assuming a quorum is present.

Recommendation of Our Board

Our Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal.

PROPOSAL 2 – THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement, and no proposal is conditioned on the approval of the Adjournment Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal.

Vote Required for Approval

The Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast in person or represented by proxy at the Special Meeting by the holders of Common Stock entitled to vote thereon, assuming a quorum is present.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TCS

The following management’s discussion and analysis should be read in conjunction with the audited consolidated financial statements of The Container Store Group, Inc. (“TCS”) as of and for the fiscal year ended March 28, 2026, and as of March 29, 2025, and for the period from January 26, 2025 through March 29, 2025 (successor), and for the period from March 31, 2024 through January 25, 2025 (predecessor), and the related notes thereto, which are filed as Exhibit 99.1 to BBBY’s Current Report on Form 8-K/A filed with the SEC on July 27, 2026, and incorporated by reference herein, and which we refer to herein as the “TCS audited consolidated financial statements.” For more information about the documents incorporated by reference, see the section of this proxy statement entitled “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” This discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results could differ materially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this proxy statement. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this proxy statement/prospectus. Unless the context otherwise requires, all references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TCS” section to the “Company,” “we,” “us” or “our” refer to TCS and its subsidiaries prior to the consummation of the TCS Merger on July 8, 2026.  Unless otherwise stated, all dollar amounts in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TCS” are in thousands, except per share amounts.

Overview

TCS is a retailer of custom spaces, organizing solutions, and in-home services. We provide a collection of creative, multifunctional and customizable storage and organization solutions that are sold in our stores and online through a high-service, differentiated shopping experience. Our operations consist of two reportable segments: the TCS segment and the Elfa segment.

The TCS segment includes our retail stores, website, call center (including business sales), and in-home services business, as well as C Studio Manufacturing, Inc. (“C Studio”). As of March 28, 2026, the Company operated 99 stores averaging approximately 24,000 square feet (18,000 selling square feet) in 34 states and the District of Columbia. C Studio, formerly known as “Closet Parent Company, Inc.”, or “Closet Works”, assumed its new name effective January 2023. We own and operate the C Studio manufacturing facility in Elmhurst, Illinois, which designs and manufactures the Company’s premium wood-based custom space product offering.

The Elfa segment includes TCS’ wholly owned Swedish subsidiary, Elfa International AB (“Elfa”), which designs and manufactures component-based shelving and drawer systems and made-to-measure sliding doors that are customizable for any area of the home. Elfa® branded products are sold exclusively in the United States in The Container Store® retail stores, website, and call center, and Elfa sells to various retailers and distributors primarily in the Nordic region and throughout Europe on a wholesale basis

On December 22, 2024, the Company commenced voluntary Chapter 11 proceedings pursuant to a pre-packaged Plan of Reorganization (the “Plan”), which was confirmed by the Bankruptcy Court on January 24, 2025. As part of the Plan, all previously outstanding equity of the predecessor Company was cancelled without consideration, the Company’s funded debt was substantially restructured (see “Liquidity and Capital Resources” below), and the Company terminated its SEC reporting obligations and became a privately held company. The Company adopted fresh start accounting effective January 25, 2025 in accordance with ASC 852. See “Recent Developments” below and Note 2 and Note 3 to the TCS audited consolidated financial statements (incorporated by reference herein) for further detail.

Recent Developments

Emergence from Chapter 11 Bankruptcy and Fresh Start Accounting

As described in Note 2 of the TCS audited consolidated financial statements (incorporated by reference herein), on January 24, 2025, the Plan was confirmed by the Bankruptcy Court. The Company and the other debtors emerged from bankruptcy upon effectiveness of the Plan on January 28, 2025. As part of the reorganization, the Company’s pre-emergence equity interests were canceled and new ownership interests were issued to creditors in accordance with the Plan. Following emergence, the Company became privately held and terminated its reporting obligations under the Securities Exchange Act of 1934.

In connection with its emergence from bankruptcy, the Company adopted fresh start accounting in accordance with ASC 852, Reorganizations. As a result, the Company’s assets and liabilities were adjusted to estimated fair values as of the emergence date, creating a new reporting entity for financial reporting purposes. The Company estimated an enterprise value of $208,299 and a reorganization value of $682,184 using a discounted cash flow methodology, and allocated that value to individual assets and liabilities at estimated fair value in accordance with ASC 805, Business Combinations.

Due to the adoption of fresh start accounting and the effects of the reorganization, financial information subsequent to January 25, 2025 is not directly comparable with periods prior to emergence from bankruptcy.

The Container Store Holdings, LLC

Effective January 28, 2025, The Container Store Holdings, LLC became the direct holding company of TCS in connection with TCS’ emergence from bankruptcy pursuant to its Plan of Reorganization. The Container Store Holdings, LLC has no material assets other than its ownership of 100% of the outstanding capital stock of TCS and conducts no independent operations and has no revenues or employees of its own.

Merger Agreement with Bed Bath & Beyond, Inc.

On April 2, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bed Bath & Beyond Inc. (“BBBY”), under which the Company will become a wholly owned subsidiary of BBBY. The transaction provides for consideration of approximately $150 million to be delivered at closing, subject to certain adjustments and structural considerations as set forth in the Merger Agreement. In connection with the proposed transaction, BBBY and certain TCS stakeholders entered into transaction support and financing arrangements, including commitments for incremental term loan funding of up to $30.0 million. On July 8, 2026, the parties consummated the transactions contemplated by the Merger Agreement, and the Company became a wholly owned subsidiary of BBBY.

Amendment No. 4 to Term Loan Credit Agreement

On April 2, 2026, the Company entered into Amendment No. 4 to the Exit Term Loan Credit Agreement (the “Fourth Amendment”). The Fourth Amendment resulted in $30,000 aggregate principal amount of priming super senior term loan commitments from the First-Out Lenders or their designees. The $30,000 principal amount was received by the Company during fiscal April 2026.

Exit Asset-Based Lending (ABL) Credit Facility Payment

On April 2, 2026, the Company repaid $15,000 on the Exit ABL Credit Facility (as defined below).

How we assess the performance of our business

We consider a variety of financial and operating measures in assessing the performance of our business. The key measures we use to determine how our business is performing are net sales, gross profit, gross margin, selling, general and administrative expenses and pre-opening costs.

Net sales

Net sales reflect our sales of merchandise plus other services provided, such as installation, shipping, delivery, and organization services, less returns and discounts. Net sales also include wholesale sales by Elfa. Revenue from our TCS segment is recognized upon receipt of the product by our customers or upon completion of the service to our customers. Revenue from our Elfa segment is recognized upon shipment to customers.

The retail and wholesale businesses in which we operate are cyclical, and consequently our sales are affected by general economic conditions. Purchases of our products are sensitive to trends in the levels of consumer spending, which are affected by a number of factors such as consumer disposable income, housing market conditions, stock market performance, consumer debt, interest rates, tax rates, health epidemics or pandemics, and overall consumer confidence. Our sales are also affected by changes in promotional cadence and by changes in the depth and breadth of promotions.

Our unique offering of organizing solutions, custom spaces, and in-home services makes us less susceptible to holiday season shopping patterns than many retailers. Our quarterly results fluctuate, depending upon a variety of factors, including our product offerings, promotional events, store openings, the weather, remodeling or relocations, shifts in the timing of holidays, timing of delivery of orders, competitive factors and general economic conditions, including economic downturns as a result of unforeseen events such as pandemics, inflation, and supply chain disruptions, among other things. Accordingly, our results of operations may fluctuate on a seasonal and quarterly basis, relative to corresponding periods in prior years. In addition, we may take certain pricing or marketing actions that could have a disproportionate effect on our business, financial condition and results of operations in a particular quarter or selling season.

Gross profit and gross margin

Gross profit is equal to our net sales less cost of sales. Gross profit as a percentage of net sales is referred to as gross margin. Cost of sales in our TCS segment includes the purchase cost of inventory less vendor rebates, in-bound freight, as well as inventory shrinkage. Direct installation and organization costs, costs incurred to ship or deliver merchandise to customers, and C Studio cost of sales from manufacturing operations are also included in cost of sales in our TCS segment. Elfa segment cost of sales from manufacturing operations includes costs associated with production, primarily material, wages, freight and other variable costs, and applicable manufacturing overhead. The components of our cost of sales may not be comparable to the components of cost of sales or similar measures by other retailers. As a result, data in this report regarding our gross profit and gross margin may not be comparable to similar data made available by other retailers.

Our gross profit is variable in nature and generally follows changes in net sales. Our gross margin can be affected by fluctuations in commodity and freight costs. Our gross margin can also be affected by changes in the mix of products and services sold. For example, sales from our TCS segment typically provide a higher gross margin than sales to third parties from our Elfa segment. Additionally, sales of products typically provide a higher gross margin than sales of services. Furthermore, sales generated through our website typically have a lower gross margin than sales generated through our stores. Gross margin for our TCS segment is also susceptible to foreign currency risk as certain purchases of elfa® products from our Elfa segment are in Swedish krona, while sales of these products are in U.S. dollars. Similarly, gross margin for our Elfa segment is susceptible to foreign currency risk as certain purchases of raw materials are transacted in currencies other than Swedish krona, which is the functional currency of Elfa.

Selling, general and administrative expenses

Selling, general and administrative expenses include all operating costs not included in cost of sales, stock-based compensation, and pre-opening costs. For our TCS segment, these include payroll and payroll-related expenses, marketing expenses, occupancy expenses (which include operating lease expense, real estate taxes, common area maintenance, utilities, telephone, property insurance, and repairs and maintenance), costs to ship product from the distribution center to our stores, and supplies expenses. We also incur costs for our distribution center and corporate office operations. For our Elfa segment, these include sales and marketing expenses, product development costs, and all expenses related to operations at headquarters. Depreciation and amortization are excluded from both gross profit and selling, general and administrative expenses.

Selling, general and administrative expenses include both fixed and variable components and, therefore, are not directly correlated with net sales. The components of our selling, general and administrative expenses may not be comparable to the components of similar measures of other retailers.

Pre-opening costs

Non-capital expenditures associated with opening new stores, relocating stores, and net costs associated with opening distribution centers, including lease expenses, marketing expenses, travel and relocation costs, training costs, and certain corporate overhead costs, are expensed as incurred and are included in pre-opening costs in the consolidated statement of operations.

Adjustment for currency exchange rate fluctuations

Additionally, this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TCS” also refers to the change in Elfa third party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with generally accepted accounting principles and practices in effect from time to time within the United States (GAAP). The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

Results of Operations

Comparison of the fiscal year ended March 28, 2026 (Successor), the period ended March 29, 2025 (Successor), and the period ended January 25, 2025 (Predecessor)

The following data represents the amounts shown in our audited consolidated statements of operations for the fiscal year ended March 28, 2026 (Successor), the period from January 26, 2025 through March 29, 2025 (Successor), and the period from March 31, 2024 through January 25, 2025 (Predecessor), expressed in dollars and as a percentage of net sales.

Comparability between periods is affected by the different reporting periods presented and the impacts of the Company’s emergence from bankruptcy and fresh start accounting.

	Successor		Predecessor
	Fiscal Year Ended	Period from	Period from
	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025
Net sales	$670,096	$116,001	$627,813
Cost of sales (excluding depreciation and amortization)	330,061	51,052	273,358
Gross profit	340,035	64,949	354,455
Selling, general, and administrative expenses (excluding depreciation and amortization)	404,511	67,978	350,502
Indefinite-lived asset impairment charges	3,009	-	103,283
Stock-based compensation	-	-	1,584
Pre-opening costs	279	444	2,122
Depreciation and amortization	28,129	3,560	34,916
Long-lived asset impairment charges	8,815	-	12,536
Gain on lease termination, net	(2,423)	-	(7,235)
Reorganization items, net	-	-	(19,522)
Other expenses	16,978	5,576	22,271
(Gain) loss on disposal of assets	(64)	2	(23)
Loss from operations	(119,199)	(12,611)	(145,979)
Interest expense	21,316	3,488	18,490
Loss before taxes	(140,515)	(16,099)	(164,469)
(Benefit)/provision for income taxes	(639)	414	(15,667)
Net loss	$(139,876)	$(16,513)	$(148,802)

	Successor		Predecessor
	Fiscal Year Ended	Period from	Period from
Percentage of net sales:	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025
Net sales	100.0%	100.0%	100.0%
Cost of sales (excluding depreciation and amortization)	49.3%	44.0%	43.5%
Gross margin	50.7%	56.0%	56.5%
Selling, general, and administrative expenses (excluding depreciation and amortization)	60.4%	58.6%	55.8%
Indefinite-lived asset impairment charges	0.4%	-%	16.5%
Stock-based compensation	-%	-%	0.3%
Pre-opening costs	-%	0.4%	0.3%
Depreciation and amortization	4.2%	3.1%	5.6%
Long-lived asset impairment charges	1.3%	-%	2.0%
Gain on lease termination, net	(0.4)%	-%	(1.2)%
Reorganization items, net	-%	-%	(3.1)%
Other expenses	2.5%	4.8%	3.5%
(Gain) loss on disposal of assets	-%	-%	-%
Loss from operations	(17.8)%	(10.9)%	(23.3)%
Interest expense	3.2%	3.0%	2.9%
Loss before taxes	(21.0)%	(13.9)%	(26.2)%
(Benefit)/provision for income taxes	(0.1)%	0.4%	(2.5)%
Net loss	(20.9)%	(14.2)%	(23.7)%

Net sales

Net sales were $670,096 for the fiscal year ended March 28, 2026 compared to $116,001 for the Successor period ended March 29, 2025 and $627,813 for the Predecessor period ended January 25, 2025. Changes in consolidated net sales were primarily attributable to trends within the TCS segment.

The TCS segment accounted for approximately 93.6% of the net sales for the fiscal year ended March 28, 2026 and 94.8% of the net sales for the Successor period ended March 29, 2025 and Predecessor period ended January 25, 2025. During the fiscal year ended March 28, 2026, the TCS segment experienced a decline in net sales primarily attributable to lower consumer demand, resulting in a $87,298 decline in revenue from consumer retail stores and a $5,309 decline in business sales. These decreases were partially offset by a $15,382 increase in online sales. As a result, TCS net sales declined period-over-period despite growth achieved in online sales.

Elfa accounted for approximately 6.4% of the net sales for the fiscal year ended March 28, 2026 and 5.2% of the net sales for the Successor period ended March 29, 2025 and the Predecessor period ended January 25, 2025. Elfa net sales increased by $3,985, primarily driven by higher third-party sales, reflecting stable demand for Elfa products despite higher selling prices.

Gross profit and gross margin

Gross profit was $340,035 for the fiscal year ended March 28, 2026, $64,949 for the Successor period ended March 29, 2025 and $354,455 for the Predecessor period ended January 25, 2025. Gross margin was consistent for the Successor period ended March 29, 2025 and the Predecessor period ended January 25, 2025 at approximately 56% and decreased to 50.7% for the fiscal year ended March 28, 2026. Changes in consolidated gross profit and gross margin were primarily attributable to trends within the TCS segment.

The TCS segment accounted for approximately 89.7% of the gross profit for the fiscal year ended March 28, 2026 and 92.7% of the gross profit for the Successor period ended March 29, 2025 and the Predecessor period ended January 25, 2025. During the fiscal year ended March 28, 2026, the TCS segment experienced a $83,440 decline in gross profit primarily attributable to lower net sales as well as an increase in promotional activity, higher freight and tariff costs and an unfavorable product and services mix. These factors also contributed to the decline in gross margin during the period.

Elfa accounted for approximately 10.3% of the gross profit for the fiscal year ended March 28, 2026 and 7.3% of the gross profit for the Successor period ended March 29, 2025 and the Predecessor period ended January 25, 2025. Elfa gross profit increased by $4,072 primarily driven by higher selling prices while costs remained relatively constant period-over-period.

Selling, general, and administrative expenses (excluding depreciation and amortization)

Selling, general and administrative expenses was $404,511 for the fiscal year ended March 28, 2026, $67,978 for the Successor period ended March 29, 2025 and $350,502 for the Predecessor period ended January 25, 2025. The period-over-period decrease was primarily due to cost efficiencies realized from cost saving initiatives implemented by the Company.

Impairment charges

A non-cash impairment charge of $3,009, $0 and $103,283 was recorded for the fiscal year ended March 28, 2026, Successor period ended March 29, 2025 and Predecessor period ended January 25, 2025, respectively. The impairment charge recorded during the Predecessor period related to the Company’s “TCS” and “Elfa” trade names and resulted from a quantitative impairment assessment performed during the Company’s restructuring process. Following the Company’s emergence from Chapter 11 and implementation of fresh-start accounting, impairment charges were substantially lower. During the fiscal year ended March 28, 2026, the Company recorded a $3.0 million impairment related to the “Elfa” trade name, identified as part of the Company’s annual impairment testing, and no comparable impairment charges were recognized for the “TCS” trade name.

Depreciation and amortization

Depreciation and amortization expense was $28,129 for the fiscal year ended March 28, 2026, $3,560 for the Successor period ended March 29, 2025 and $34,916 for the Predecessor period ended January 25, 2025. Variations between the periods were primarily driven by changes in the carrying value of certain long-lived and intangible assets resulting from impairment charges and fresh-start accounting adjustments recognized in connection with the Company’s Chapter 11 reorganization as well as the disparate length of the periods presented.

Reorganization items, net

A gain of $19.5 million was recorded to reorganization items, net during the Predecessor period ended January 25, 2025 and was directly attributable to the Company’s Chapter 11 proceedings. The table below presents the reorganization items incurred during the periods presented:

	Successor		Predecessor
	Fiscal Year Ended	Period from	Period from
	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025
Debtor-in-possession refinancing costs	$-	$-	$8,896
Professional fees and other bankruptcy costs	-	-	3,807
Net gain on liabilities subject to compromise	-	-	(92,565)
Impact of fresh start accounting	-	-	60,340
Reorganization items, net	$-	$-	$(19,522)

The Company emerged from Chapter 11 on January 28, 2025 and adopted fresh-start accounting effective January 25, 2025. No material reorganization-related charges have been incurred subsequent to the completion of the restructuring process.

Other expenses

Other expenses were $16,978 for the fiscal year ended March 28, 2026, $5,576 for the Successor period ended March 29, 2025 and $22,271 for the Predecessor period ended January 25, 2025. The Company realized higher costs in other expenses for the Predecessor period ended January 2025 as a result of professional fees related to the bankruptcy proceedings as well as severance charges associated with the elimination of certain positions during the period. These costs were largely nonrecurring in nature and were not incurred at similar levels following the Company’s emergence from bankruptcy.

Interest expense

Interest expense was $21,316 for the fiscal year ended March 28, 2026, $3,488 for the Successor period ended March 29, 2025 and $18,490 for the Predecessor period ended January 25, 2025. Interest expense remained relatively consistent as a percentage of net sales at approximately 3% in each period.

Taxes

The benefit (expense) for income taxes was $639 for the fiscal year ended March 28, 2026, ($414) for the Successor period ended March 29, 2025 and $15,667 for the Predecessor period ended January 25, 2025. The decrease in the benefit period-over-period was primarily driven by tax adjustments associated with the Company’s bankruptcy emergence and adoption of fresh-start accounting. No comparable tax benefits were recognized subsequent to January 25, 2025.

Seasonality

Our unique offering of organizing solutions, custom spaces, and in-home services makes us less susceptible to holiday season shopping patterns than many retailers. Our quarterly results fluctuate, depending upon a variety of factors, including our product offerings, promotional events, store openings, the weather, remodeling or relocations, shifts in the timing of holidays, timing of delivery of orders, competitive factors and general economic conditions, including economic downturns as a result of unforeseen events such as pandemics, inflation, and supply chain disruptions, among other things. Accordingly, our results of operations may fluctuate on a seasonal and quarterly basis, relative to corresponding periods in prior years. In addition, we may take certain pricing or marketing actions that could have a disproportionate effect on our business, financial condition and results of operations in a particular quarter or selling season.

Liquidity and Capital Resources

The Company’s primary sources of liquidity are cash on hand, cash flows from operations, and borrowing availability under the Exit ABL Credit Facility and the 2019 Elfa Senior Secured Credit Facilities (as defined below). Primary cash needs are for merchandise inventory, direct materials, payroll, store occupancy costs, capital expenditures, as well as information technology and infrastructure.

As of March 28, 2026, we had cash and cash equivalents of $29.1 million, a retained deficit of approximately $156.4 million and working capital of $21.9 million. As of March 29, 2025, we had cash and cash equivalents of $35.5 million, a retained deficit of approximately $16.5 million and working capital of $57.2 million.

Management believes existing cash, projected operating cash flows, and available borrowing capacity under the Exit ABL Credit Facility are adequate to meet the Company’s operating needs, liabilities, and commitments for at least the next twelve months from the date the financial statements were available to be issued.

Cash flow analysis

A summary of our key components and measures of liquidity is shown in the following table:

	Successor		Predecessor
	Fiscal Year Ended	Period from	Period from
	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025
Net cash used in operating activities	$(70,292)	$(954)	$(56,756)
Net cash used in investing activities	(11,362)	(2,685)	(20,199)
Net cash provided by (used in) financing activities	74,142	(12,538)	107,080
Effect of exchange rate changes on cash	$1,155	$936	$(409)
Net increase (decrease) in cash	$(6,357)	$(15,241)	$29,716

Net cash provided by operating activities

Cash provided by operating activities consists primarily of net (loss) income adjusted for non-cash items, including depreciation and amortization, impairment charges and the effect of changes in operating assets and liabilities.

Net cash used in operating activities was $70,292 for the fiscal year ended March 28, 2026. Net loss of $139,876 was partially offset by non-cash items of $47,768, primarily driven by depreciation and amortization of $28,129, non-cash interest expense of $10,225, and long-lived and trade name impairment charges of $11,824, partially offset by deferred tax benefits and gains on lease terminations. Changes in working capital provided $21,816 of cash, primarily due to decreases in accounts receivable, inventory, and prepaid expenses and other assets, as well as increases in accounts payable and accrued liabilities and income taxes payable, partially offset by changes in lease assets and liabilities.

Net cash used in operating activities was $954 for the Successor period ended March 29, 2025. Net loss of $16,513 was partially offset by non-cash items of $5,949, primarily driven by depreciation and amortization of $3,560 and non-cash interest expense of $1,933. Changes in working capital provided $9,610 of cash, primarily due to increases in accounts payable and accrued liabilities and net lease liabilities, as well as reductions in inventory and accounts receivable.

Net cash used in operating activities was $56,756 for the Predecessor period ended January 25, 2025. Net loss of $148,802 was partially offset by non-cash items of $103,449, primarily driven by trade name impairment charges of $103,283, depreciation and amortization of $34,916, partially offset by and noncash reorganization items of $29,421 and deferred tax benefits of $15,682. Changes in working capital used $11,403 of cash, primarily due to decreases in inventory, partially offset by decreases in accounts payable and accrued liabilities and net lease liabilities as well as increases in prepaid expenses and other assets and accounts receivable.

Net cash used in investing activities

Investing activities consist primarily of capital expenditures for new store openings, existing store remodels and maintenance, infrastructure, information systems, and our distribution centers, as well as investments and proceeds in the Company’s non-qualified retirement plan.

Net cash used in investing activities was $11,362 for the fiscal year ended March 28, 2026. Our capital expenditures for the period were $15,300 and is partially offset by proceeds from the non-qualified retirement plan of $3,815.

Net cash used in investing activities was $2,685 for the Successor period ended March 29, 2025. Our capital expenditures for the period were $2,701 and are partially offset by proceeds from the non-qualified retirement plan.

Net cash used in investing activities was $20,199 for the Predecessor period ended January 25, 2025. Our capital expenditures for the period were $21,018 and are partially offset by investments and proceeds from the non-qualified retirement plan of $765.

Net cash provided by financing activities

Financing activities consist primarily of borrowings and payments under the Company’s credit facilities and other financing arrangements.

Net cash provided by financing activities was $74,142 for the fiscal year ended March 28, 2026. The Company borrowed a total of $125,025 under its financing arrangements and made payments of $50,883 to its debt obligations.

Net cash used in financing activities was $12,538 for the Successor period ended March 29, 2025 and was driven by payments of $12,538 to the Company’s debt obligations.

Net cash provided by financing activities was $107,080 for the Predecessor period ended January 25, 2025. The Company borrowed a total of $394,451 under its financing arrangements and made payments of $287,371 to its debt obligations.

Cancellation of Predecessor Debt

In connection with the Company’s Chapter 11 bankruptcy, the predecessor Company’s Senior Secured Term Loan Facility and $100 million revolving credit facility were cancelled and are no longer outstanding. The extinguishment of these debt obligations altered the Company’s capital structure and the Company’s liquidity profile, financing arrangements, and related interest costs differ from those of the Predecessor period. Refer to “Debtor-in-Possession (DIP) Credit Agreements” below for further information regarding cancellation of these agreements.

Debtor-in-Possession (DIP) Credit Agreements

During the Chapter 11 proceedings, the Company obtained debtor-in-possession financing, including a term loan facility and an asset-based revolving credit facility, to fund operations and support the restructuring process. The DIP financing also facilitated the repayment and termination of certain pre-petition debt obligations. Upon emergence from Chapter 11 on January 28, 2025, the Company’s outstanding DIP borrowings were converted into exit financing arrangements, resulting in a revised capital structure for the Successor company.

Exit Term Loan Agreement

Following emergence from Chapter 11, the Company entered into an Exit Term Loan Credit Agreement (“Exit Term Loan Agreement”) totaling approximately $115,139 to replace its DIP financing arrangements. During the Successor period ended March 29, 2025 and the fiscal year ended March 28, 2026, the Company amended the facility to increase borrowing capacity and modify certain terms. Following these amendments, aggregate term loan commitments under the facility totaled approximately $185,139. The facility matures in April 2029, and the Company remained in compliance with all related covenants and no events of default had occurred as of March 28, 2026.  Upon the acquisition of the Company by BBBY on July 8, 2026, all amounts due under the Exit Term Loan Agreement were settled in full.

Exit Asset-Based Lending (ABL) Credit Facility

Following emergence from Chapter 11, the Company entered into an Exit Asset-Based Lending Credit Facility providing up to $140,000 of revolving credit commitments, subject to a borrowing base as set forth in the Exit ABL Credit Agreement, to support ongoing liquidity needs (the “Exit ABL Credit Facility”). As of March 28, 2026, the Company had $76,761 outstanding under the facility and approximately $13,454 available to borrow. Available borrowings were limited by the borrowing base calculation under the terms of the facility and were less than the total committed amount of $140,000 as of March 28, 2026. We are required to maintain minimum availability of at least 10% of the greater of the borrowing base and the aggregate commitments (as defined in the agreement). The facility matures in January 2028 and bears interest at variable rates based on SOFR plus 4.25%. The Company remained in compliance with all related covenants and no events of default had occurred as of March 28, 2026.

2019 Elfa Senior Secured Credit Facilities

The Company’s subsidiary, Elfa International AB, maintains senior secured credit facilities consisting of revolving credit facilities and an incremental term loan facility (the “2019 Elfa Senior Secured Credit Facilities”). As of March 28, 2026, aggregate commitments under these facilities totaled approximately $26,224, including revolving credit commitments and a term loan facility maturing in September 2032. No amounts were outstanding under the facilities as of March 28, 2026, and $7,867 was available for borrowing. The Company was in compliance with all applicable covenants, and no events of default had occurred as of March 28, 2026.

Critical Accounting Estimates

The preparation of financial statements in accordance with GAAP in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates, and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Management evaluated the development and selection of its critical accounting estimates and believes that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position, and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our consolidated financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. More information on all of our significant accounting policies can be found in Note 1—Nature of Business and Summary of Significant Accounting Policies to the TCS audited consolidated financial statements (incorporated by reference herein).

Fresh Start Accounting

In connection with Chapter 11 bankruptcy and Plan of Reorganization, the Company estimated an enterprise value of $208,299 and a reorganization value of $682,184 using a discounted cash flow methodology, and allocated that value to individual assets and liabilities at estimated fair value in accordance with ASC 805. These estimates required significant judgment regarding future cash flows, discount rates, and market royalty rates (for trade names), and are inherently subject to the uncertainties described herein.

Revenue recognition

We recognize revenues and the related cost of goods sold for our TCS segment when merchandise is received by our customers, which reflects an estimate of shipments that have not yet been received by the customer. This estimate is based on shipping terms and historical delivery times. We recognize revenues and the related cost of goods sold for our Elfa segment upon shipment.

We recognize shipping and handling fees as revenue when the merchandise is shipped to the customer. Costs of shipping and handling are included in cost of goods sold. We recognize fees for installation and other services as revenue upon completion of the service to the customer. Costs of installation and other services are included in cost of goods sold.

Sales tax collected is not recognized as revenue as it is ultimately remitted to governmental authorities.

We reserve for projected merchandise returns based on historical experience and various other assumptions that we believe to be reasonable. The reserve reduces sales and cost of sales, accordingly. Merchandise exchanges of similar product and price are not considered merchandise returns and, therefore, are excluded when calculating the sales returns reserve. We have not made any material changes to our assumptions used to recognize revenue during the periods presented.

Inventories

Inventories at retail stores and distribution centers are comprised of finished goods and are valued at the lower of cost or estimated net realizable value, with cost determined on a weighted-average cost method including associated in-bound freight costs. Manufacturing inventories are comprised of raw materials, work in process, and finished goods and are valued on a first-in, first out basis using full absorption accounting which includes material, labor, other variable costs, and other applicable manufacturing overhead. To determine if the value of inventory is recoverable at cost, we consider current and anticipated demand, customer preference, the merchandise age and general economic conditions. The significant estimates used in inventory valuation are obsolescence (including excess and slow-moving inventory) and estimates of inventory shrinkage. We adjust our inventory for obsolescence based on historical trends, aging reports, specific identification and our estimates of future retail sales prices.

Reserves for shrinkage are estimated and recorded throughout the period as a percentage of cost of sales based on historical shrinkage results and current inventory levels. Actual shrinkage is recorded throughout the year based upon periodic cycle counts. Actual inventory shrinkage can vary from estimates due to factors including the mix of our inventory and execution against loss prevention initiatives in our stores and distribution center.

Due to these factors, our obsolescence and shrinkage reserves contain uncertainties. Both estimates have calculations that require management to make assumptions and to apply judgments regarding a number of factors, including market conditions, the selling environment, historical results and current inventory trends. If actual obsolescence or shrinkage estimates change from our original estimates, we will adjust our inventory reserves accordingly throughout the period. Management does not believe that changes in the assumptions used in these estimates would have a significant effect on our inventory balances. We have not made any material changes to our assumptions included in the calculations of the obsolescence and shrinkage reserves during the periods presented.

Income taxes

We account for income taxes utilizing the Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes (“ASC 740”). ASC 740 requires an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. We recognize interest and penalties related to unrecognized tax benefits in income tax expense. There were no uncertain tax positions requiring an accrual as of March 28, 2026 (Successor) and March 29, 2025 (Successor). Valuation allowances are established against deferred tax assets when it is more-likely-than-not that the realization of those deferred tax assets will not occur. Valuation allowances are released as positive evidence of future taxable income sufficient to realize the underlying deferred tax assets become available (e.g., three-year cumulative financial income).

Deferred tax assets and liabilities are measured using the enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes from a change in the tax rate is recognized through continuing operations in the period that includes the enactment of the change. Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future.

We operate in certain jurisdictions outside the United States. ASC 740-30 provides that the undistributed earnings of a foreign subsidiary be accounted for as a temporary difference under the presumption that all undistributed earnings will be distributed to the parent company as a dividend. Sufficient evidence of the intent to permanently reinvest the earnings in the jurisdiction where earned precludes a company from recording the temporary difference. For purposes of ASC 740-30, the Company does not consider the earnings subject to the transition tax and global intangible low-taxed income (“GILTI”) under the Tax Cuts and Jobs Act (“Tax Act”) permanently reinvested. All other earnings are considered permanently reinvested. The Company has elected an accounting policy to recognize GILTI as a period cost when incurred.

Judgment is required in determining the provision for income and other taxes and related accruals, and deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company’s various tax returns are subject to audit by various tax authorities. Although the Company believes that its estimates are reasonable, actual results could differ from these estimates.

Leases

In accordance with ASC 842, Leases, we recognize a lease liability upon lease commencement, measured at the present value of the fixed future minimum lease payments over the lease term. We have elected the practical expedient to not separate lease and non-lease components. Therefore, lease payments included in the measurement of the lease liability include all fixed payments in the lease arrangement. We record a right-of-use asset for an amount equal to the lease liability, increased for any prepaid lease costs and initial direct costs and reduced by any lease incentives. We remeasure the lease liability and right-of-use asset when a change to our future minimum lease payments occurs. Lease expense on operating leases is recorded on a straight-line basis over the term of the lease and is recorded in selling, general, and administrative expense.

Key assumptions and judgments included in the determination of the lease liability include the discount rate applied to the present value of the future lease payments, and the exercise of renewal options. Our leases do not provide information about the rate implicit in the lease; therefore, we utilize an incremental borrowing rate to calculate the present value of our future lease obligations. The incremental borrowing rate represents the rate of interest we would have to pay on a collateralized borrowing, for an amount equal to the lease payments, over a similar term and in a similar economic environment. A significant basis point change in the incremental borrowing rate would have a material impact on the value of our new or remeasured right-of-use assets and lease liabilities. Additionally, many of our leases contain renewal options. The option periods are generally not included in the lease term used to measure our lease liabilities and right-of-use assets upon commencement as exercise of the options is not reasonably certain. We remeasure the lease liability and right-of-use asset when we are reasonably certain to exercise a renewal option. Although we believe that the assumptions and estimates made are reasonable and appropriate, different assumptions and estimates could materially impact our reported financial results.

Intangibles and long-lived assets

Goodwill

We evaluate goodwill annually to determine whether it is impaired. Goodwill is also tested between annual impairment tests if an event occurs or circumstances change that would indicate that the fair value of a reporting unit is less than its carrying amount. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset. If an impairment indicator exists, we test goodwill for recoverability.

When performing a quantitative test for impairment, we compare the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds the carrying amount of the net assets assigned to that unit, goodwill is considered not impaired and we are not required to perform further testing. If the carrying amount of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we would record an impairment loss equal to the difference.

We measure the fair value of the reporting unit using a combination of the income approach and market approach to determine the fair value of the Company to be compared against the carrying value of net assets, both level 3 valuations (as defined in Note 14 of the TCS audited consolidated financial statements (incorporated by reference herein)). The determination of fair value requires assumptions and estimates of many critical factors, including among others, our nature and our history, financial and economic conditions affecting us, our industry and the general economy, past results, our current operations and future prospects, sales of similar businesses or capital stock of publicly held similar businesses, as well as prices, terms and conditions affecting past sales of similar businesses. Forecasts of future operations are based, in part, on operating results and management’s expectations as to future market conditions. These types of analyses contain uncertainties because they require management to make assumptions and to apply judgments to estimate industry economic factors and the profitability of future business strategies. If actual results are not consistent with our estimates and assumptions, we may be exposed to future impairment losses that could be material.

As of January 25, 2025, the Company recorded $2,133 of goodwill related to the Elfa segment as a result of the application of fresh-start accounting. The goodwill represents the excess of the enterprise value allocated to the Elfa segment over the fair value of the assets and liabilities of the Elfa segment. The Company did not identify any indicators of impairment in the goodwill balance during the annual evaluation.

Trade names

We annually evaluate whether our trade names continue to have an indefinite life. Trade names are reviewed for impairment annually on the first day of the fourth fiscal quarter and may be reviewed more frequently if indicators of impairment are present. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator.

When performing a quantitative test, the impairment review is performed by comparing the carrying amount of the trade name to the estimated fair value, determined using a discounted cash flow methodology, a level 3 valuation. If the recorded carrying amount of the trade name exceeds its estimated fair value, an impairment charge is recorded to write the trade name down to its estimated fair value. Factors used in the valuation of intangible assets with indefinite lives include, but are not limited to, future revenue growth assumptions, estimated market royalty rates that could be derived from the licensing of our trade names to third parties, and a rate used to discount the estimated royalty cash flow projections to their present value (or estimated fair value).

The valuation of trade names requires assumptions and estimates of many critical factors, which are consistent with the factors discussed under “Goodwill” above. Forecasts of future operations are based, in part, on operating results and management’s expectations as to future market conditions. These types of analyses contain uncertainties because they require management to make assumptions and to apply judgments to estimate industry economic factors and the profitability of future business strategies. If actual results are not consistent with our estimates and assumptions, we may be exposed to future impairment losses that could be material.

In accordance with ASC 350, we conducted an interim assessment of our trade names as of December 28, 2024 due to identified indicators during the prior three months. In connection with the interim assessments, we determined there was an impairment of the TCS trade name of $93,692 and an impairment of our Elfa trade name of $9,591. The total non-cash impairment charge was recorded as of January 25, 2025. During the fiscal year ended March 28, 2026 (Successor), we conducted an annual impairment test of our goodwill and trade names balances in accordance with ASC 350. In connection with our assessments, we determined there was an impairment of the Elfa trade name of $3,009. Future impairment charges could be required if we do not achieve our current net sales and profitability projections.

Long-lived assets

Long-lived assets, such as property and equipment, lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. If the sum of the estimated undiscounted future cash flows related to the asset are less than the carrying amount, we recognize a loss equal to the difference between the carrying amount and the fair value, usually determined by the estimated discounted cash flow analysis of the asset.

For our TCS segment, we generally evaluate long-lived tangible assets at the store level, or at the lowest level at which independent cash flows can be identified. We evaluate corporate assets or other long-lived assets that are not store-specific at the consolidated level. For our Elfa segment, we evaluate long-lived tangible assets at the segment level.

Since there is typically no active market for our long-lived tangible assets, we estimate fair values based on the expected future cash flows. We estimate future cash flows based on store-level historical results, current trends, and operating and cash flow projections. Our estimates are subject to uncertainty and may be affected by a number of factors outside our control, including general economic conditions and the competitive environment. While we believe our estimates and judgments about future cash flows are reasonable, future impairment charges may be required if the expected cash flow estimates, as projected, do not occur or if events change requiring us to revise our estimates.

Self-insured liabilities

We are primarily self-insured for workers’ compensation, employee health benefits and general liability claims. We record self-insurance liabilities based on claims filed, including the development of those claims, and an estimate of claims incurred but not yet reported. Factors affecting these estimates include future inflation rates, changes in severity, benefit level changes, medical costs and claim settlement patterns. Should a different amount of claims occur compared to what was estimated, or costs of the claims increase or decrease beyond what was anticipated, reserves may need to be adjusted accordingly. Self-insurance reserves for employee health benefits, workers’ compensation and general liability claims are recorded in the accrued liabilities line item of the consolidated balance sheet.

Recent Accounting Pronouncements

Please refer to Note 1—Nature of Business and Summary of Significant Accounting Policies to the TCS audited consolidated financial statements (incorporated by reference herein) for a summary of recent accounting pronouncements.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of July 24, 2026 by the following individuals or groups:

•	each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all directors and executive officers, as a group.

The table is based upon information supplied by officers, directors, nominees and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated below or in the referenced filings, and subject to applicable community property laws, to our knowledge the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of July 24, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Applicable percentages are based on 95,330,379 shares of our Common Stock outstanding as of July 24, 2026, except as otherwise indicated below, and as adjusted as required by rules promulgated by the SEC. Amount of shares based on Schedule 13D and 13G filings are as of June 30, 2026 unless otherwise noted. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Bed Bath & Beyond, Inc., 433 Ascension Way, 3rd Floor, Murray, Utah 84123.

Beneficial Owner (Name and Address)	Number of Beneficially Owned Shares(1)	Percentage of Outstanding Shares(2)
Directors and Named Executive Officers
Marcus A. Lemonis	669,756	*
Joanna C. Burkey	32,474	*
Barclay F. Corbus	105,047	*
William B. Nettles, Jr.	49,747	*
Debra G. Perelman	32,174	*
Dr. Robert J. Shapiro	67,107	*
Joseph J. Tabacco, Jr.	205,588	*
Tamara Ward	36,105	*
Brian LaRose	—	—
Amy Sullivan	95,255	*
Lisa Foley	14,160	*
All Current Directors and Executive Officers as a Group (11 persons)	1,307,413	1.4%
5% or Greater Stockholders
Amplify ETF Trust(3)	7,214,414	7.6%
The Rosen Trusts(4)	7,200,000	7.6%

*      Less than 1% of the outstanding shares of Common Stock.
(1)   No director or executive officer has any shares issuable under stock-based awards or convertible or exchangeable from any other type of equity within 60 days after July 24, 2026.
(2)   Percentages are based on 95,330,379 shares of our Common Stock outstanding as of July 24, 2026.
(3)   Amplify ETF Trust has sole voting and dispositive power over 7,214,414 shares. The information regarding these shares is based solely on a Schedule 13G/A filing made by Amplify Blockchain Technology ETF (formerly, Amplify Transformational Data Sharing ETF), a series of the Amplify ETF Trust, a registered investment company, on July 2, 2026. The principal business address of Amplify ETF Trust is 3333 Warrenville Road #350, Lisle, IL 60532.
(4)   The Sharon Rosen Revocable Trust and the Mitchell A. Rosen Revocable Trust (together, the “Rosen Trusts”) collectively own 7,200,000 shares. The Mitchell Rosen Trust directly holds 3,600,000 shares and Mitchell A. Rosen serves as trustee and grantor of the Mitchell A. Rosen Trust and, in such capacity, has sole voting and dispositive power over the Common Stock held by such trust. The Sharon Rosen Trust directly holds 3,600,000 shares; Sharon Rosen and Mitchell A. Rosen serve as co-trustees of the Sharon Rosen Trust and, in such capacities, share voting and dispositive power over the 3,600,000 shares that are held by the Sharon Rosen Revocable Trust and 3,600,000 of which shares are held by The Mitchell A. Rosen Revocable Trust.  The address of the Rosen Trusts is 139 Island Estates Parkway, Palm Coast, Florida 32137.

HOUSEHOLDING INFORMATION

Stockholders who share an address may receive only a single copy of the Proxy Statement, unless the Company has received contrary instructions from one or more of the stockholders. This is known as householding. Stockholders who desire either to receive multiple copies of these materials, or to receive only a single copy in the future, should contact their broker or other nominee or, if a stockholder of record, the Company at the address shown below. We will promptly deliver upon written or oral request a separate copy of any of these materials to any stockholder who contacts our investor relations department at 433 Ascension Way, 3rd Floor, Murray, Utah 84123, at (801) 947-3100, or by e-mailing ir@beyond.com.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

OTHER MATTERS

Any stockholder proposal intended to be included in our proxy statement for the next annual meeting of stockholders of the Company pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporate Secretary of the Company at our principal executive offices not later than November 27, 2026. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send its proxy materials. Upon such an occurrence, we will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the SEC. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act and included in the notice of meeting given by or at the direction of the Board, for all other matters not included in our proxy materials to be properly brought before the next annual meeting of stockholders of the Company, a stockholder’s notice of the matter that the stockholder wishes to present must be delivered to the Corporate Secretary of the Company, in compliance with the procedures and along with the other information required by our Bylaws.

To be timely, a stockholder proposal must be received by the Corporate Secretary of the Company at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Stockholder proposals to be presented at the 2027 annual meeting of stockholders must be received by the Corporate Secretary of the Company at our principal executive offices not earlier than January 14, 2027, nor later than February 13, 2027.

To be in proper written form, a stockholder’s proposal delivered to the Corporate Secretary of the Company must comply with the requirements of our Bylaws. The requirements for providing advance notice of stockholder business as summarized above are qualified in their entirety by our Bylaws, which we recommend that you read in order to understand the requirements for bringing a proposal.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Our SEC filings can also be found on our website at https://investors.beyond.com. Except for our filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through our website is not a part of this proxy statement.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information about BBBY by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•
our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2026 incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on April 27, 2026; and

•
our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on January 5, 2026 (as amended by our Current Report on Form 8-K/A filed on January 23, 2026), January 9, 2026, April 2, 2026,  April 2, 2026 (as amended by our Current Report on Form 8-K/A filed on May 8, 2026), May 19, 2026, May 20, 2026, June 17, 2026,  July 1, 2026, July 9, 2026 (as amended by our Current Report on Form 8-K/A filed on July 27, 2026), and July 27, 2026.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this proxy statement and prior to the date of the Special Meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the Transactions or the proposals to be presented at the Special Meeting, you should contact us at the following address, telephone number or email address:

433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(801) 947-3100
Attention: Investor Relations
Email: ir@beyond.com

If you are a stockholder of BBBY and would like to request documents, please do so no later than five business days prior to the Special Meeting in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement of BBBY for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Transactions, BBBY or the Acquired Company that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

Preliminary Proxy Card - Subject to Completion BED BATH & BEYOND, INC. ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/BBBY or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BBBY 2026 Special Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2. 1. The Stock Issuance Proposal - To approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Common Stock upon conversion of the Company’s 5.00% Senior Convertible Notes due 2033. For Against Abstain 2. The Adjournment Proposal - To approve the adjournment of the Special Meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal. For Against Abstain Stockholders may consider and act upon any other matter properly coming before the Special Meeting. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C 1234567890 1 P U X 6 9 6 5 8 9 J N T MR A SAMPLE [THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS] MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 04BHHB

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON TBD, 2026The Notice of Special Meeting and Proxy Statementare available at www.envisionreports.com/BBBY 2026 Special Meeting of Bed Bath & Beyond, Inc. Stockholders The 2026 Special Meeting of Stockholders of Bed Bath & Beyond, Inc. will be held on TBD, 2026 at TBD pm Mountain Time, virtually via the Internet at https://meetnow.global/MHPYZMX To access the virtual meeting, you must have the information that is printed in the shaded barlocated on the reverse side of this form. Small steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BBBY IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy/Voting Instructions — Bed Bath & Beyond, Inc. Special Stockholder Meeting — TBD, 2026 Proxy Solicited by Board of Directors for Special Meeting — TBD, 2026 The undersigned hereby appoints Marcus A. Lemonis and TBD as proxies and attorneys-in-fact, each with full power of substitution and re-substitution, to represent the undersigned at the Special Meeting of Stockholders of Bed Bath & Beyond, Inc. (the “Company”) to be held virtually at TBD pm Mountain Time on TBD, 2026, including any adjournments, continuations, or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on all matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. If the undersigned is a participant in the Company’s 401(k) Plan, the undersigned hereby instructs the fiduciary of the Company’s 401(k) Plan to vote, as designated on the reverse side, all shares of Bed Bath & Beyond, Inc. that are credited to the account(s) of the undersigned (whether vested or not) in the 401(k) Plan at the Special Meeting of Stockholders to be held on TBD, 2026 and at any adjournment, continuation, or postponement thereof. If no voting instructions are given, the Administrator of the 401(k) plan, which is composed of members of the Board of Directors including management personnel, may instruct the fiduciary to vote the shares. PLEASE COMPLETE, DATE AND SIGN THIS PROXY/VOTING INSTRUCTIONS ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Special Meeting